EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
by and among
CLIFFS NATURAL RESOURCES INC. (“Parent”),
CLIFFS LOGAN COUNTY COAL, LLC (“CLCC”),
TONEY’S FORK LAND, LLC (“TFL”),
SOUTHERN EAGLE LAND, LLC (“SEL”),
CLIFFS LOGAN COUNTY COAL TERMINALS, LLC (“CLCCT”)
and
CORONADO COAL II, LLC (“Purchaser”)

Dated as of December 2, 2014

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated as of December 2, 2014, and is made and entered into by and among CLIFFS NATURAL RESOURCES INC., an Ohio corporation (“Parent”), CLIFFS LOGAN COUNTY COAL, LLC, a Delaware limited liability company (“CLCC”), TONEY’S FORK LAND, LLC, a Delaware limited liability company (“TFL”), SOUTHERN EAGLE LAND, LLC, a Delaware limited liability company (“SEL”), CLIFFS LOGAN COUNTY COAL TERMINALS, LLC, a Delaware limited liability company (“CLCCT” and together with CLCC, TFL and SEL collectively the “Sellers” and individually a “Seller”), and CORONADO COAL II, LLC, a Delaware limited liability company (“Purchaser”).
WHEREAS, Parent is the ultimate parent entity of Sellers;
WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desires to sell and assign to Purchaser, upon the terms and conditions hereinafter set forth, substantially all of the assets of Sellers;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Sellers and Parent to enter into this Agreement, Coronado Coal, LLC, a Delaware limited liability company (“Coronado”), is entering into a limited guarantee in favor of Seller and Parent with respect to the obligations of Purchaser under this Agreement (the “Limited Guarantee”), which Limited Guarantee is attached as Exhibit A; and
WHEREAS, Parent and Sellers believe it is in the best interest of Parent and Sellers to consummate the transactions contemplated in this Agreement
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below the parties agree as follows:
DEFINED TERMS
1.1    Basic Terms. For purposes of this ARTICLE 1 and this Agreement, the following definitions shall apply (and capitalized terms used in such definitions have the meanings assigned in ARTICLE 1 or in the introductory paragraphs preceding ARTICLE 1):
1.1.1     “Accounts Receivable” means all of each Seller’s rights to receive payments for coal, goods and other products sold that arose from completed bona fide arm’s-length transactions occurring on or prior to the Closing Date with respect to the Business or the Assets or from the sale of coal in transit on or prior to the Closing Date.
1.1.2     “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, formal inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
1.1.3    “Active Employee” means any employee of a Seller who is employed in the Business on the Closing Date, including, in each case, those employees (i) who are temporarily absent due to vacation, jury duty, FMLA, pregnancy, parental and bereavement leave, scheduled time off, or illness or injury leave in compliance with the applicable written policies of Sellers or (ii) who are receiving workers’ compensation payments as required by Law and have the right to re-employment by Sellers in accordance with applicable Law.

1.1.4    “Affiliates” means with respect to a Person, a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that Person.
1.1.5    “Assets” means all of each Seller’s assets, properties and rights of every kind and nature, whether real, personal, or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired other than the Excluded Assets and including without limitation: the following:
(a)all Intellectual Property assets owned by each Seller or, to the extent located on or at the Real Property or used primarily in the Business and licensed from a third party by any Seller (but excluding any Intellectual Property that will be licensed to Purchaser pursuant to the Transition Services Agreement);
(b)[Intentionally Omitted];
(c)all revenue generating Contracts and all of each Seller’s contract rights and general intangibles arising thereunder, including all Contracts for the sale of coal set forth on Schedule 8.7;
(d)the Miscellaneous Contracts and all of each Seller’s contract rights and general intangibles arising thereunder;
(e)the Equipment and Fixed Assets and all of each Seller’s rights under warranties, indemnities, licenses, and all similar rights against third parties with respect to the Equipment and Fixed Assets;
(f)the Permits and Licenses and all bonds (to the extent transferable) of each Seller related thereto, and any and all other permits and licenses used in the operation of the Business;
(g)the Owned Real Property;
(h)the Leases (including, all prepaid royalties and un-recouped minimum royalties thereunder) subject to the appropriate Consents;
(i)all outstanding deposits, prepaid revenue (which may appear as deferred revenues on each Seller’s financial statements), prepaid expenses and other prepayments (other than with respect to prepayments for insurance policies), and any other sums previously paid by or to each Seller with respect to periods after the Closing Date;
(j)all personnel records of employees of each Seller who become employed by Purchaser, customer lists, mailing lists and all accounting, sales, pricing, asset maintenance/repair and other data, files, records and reports relating to the Assets, Business or the Assumed Liabilities;
(k)all non-enterprise software (to the extent assignable to Purchaser) and computer hardware owned by any Seller and in place at the Real Property;
(l)the right to use all telephone numbers (to the extent assignable) that Sellers use primarily in the conduct of the Business;
(m)all Accounts Receivable; and
(n)all rights of any Seller to use haul roads, utility easements and other rights of way and easements used in the operation of the Business.

1.1.6    “Assumed Contracts” means the Miscellaneous Contracts, Leases, Contracts set forth in Section 1.1.5(c) and all other Contracts assumed by Purchaser pursuant to the terms of this Agreement.
1.1.7    “Assumed Liabilities” has the meaning set forth in Section 2.2.
1.1.8    “Baisden-Vaughan Lease” means that certain agreement of lease between Katherine Vaughan White et al. and Elkay Mining Company dated June 19, 1978, as amended and assigned.
1.1.9    “Base Purchase Price” has the meaning set forth in Section 2.4.1.
1.1.10    “Basket” has the meaning set forth in Section 11.4.2.
1.1.11    “Business” means the surface and underground coal mines and related operations owned or operated by each Seller.
1.1.12    “Business Confidential Information” has the meaning set forth in Section 14.5.
1.1.13    “Claim Amount” has the meaning set forth in Section 2.8.
1.1.14    “Claim Notice” has the meaning set forth in Section 2.8.
1.1.15    “Closing” has the meaning set forth in Section 4.1.
1.1.16    “Closing Date” has the meaning set forth in Section 4.1.
1.1.17    “Closing Date Working Capital” means an amount equal to the difference between Current Assets and Current Liabilities. If Current Assets exceed Current Liabilities, Closing Date Working Capital shall be a positive number. If Current Liabilities exceed Current Assets, Closing Date Working Capital shall be a negative number. In determining Closing Date Working Capital, Current Assets and Current Liabilities shall be derived solely from the Closing Date Balance Sheet as finally determined pursuant to this Agreement and in accordance with GAAP.
1.1.18    “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, all amendments thereto (including but not limited to the Tax Relief and Retiree Health Care Act of 2006), all other statutory provisions codified at Subtitle J, Chapter 99 of the Internal Revenue Code (26 U.S.C. Sections 9701, et seq.) and all regulatory or other guidance issued thereunder.
1.1.19    “Coal Inventory” means collectively the Raw Coal and Finished Goods Coal.
1.1.20    “Code” means the Internal Revenue Code of 1986, as amended.
1.1.21    “Company Transaction Expenses” means without duplication and determined as of the close of business on the Closing Date, any fees and expenses payable by any Seller or Parent to any investment banker, broker or similar Person in connection with the Contemplated Transactions, any transaction-related third party expenses that any Seller or Parent incur in connection with the negotiation of this Agreement and the consummation of the Transactions for accounting, legal and tax services and financial advisors and any transaction bonuses, change of control payments, severance payments or other similar payments payable in connection with the Transactions.
1.1.22    “Continuing Employee” means each former employee of any Seller that is actively employed by Purchaser during the period on or after the Closing Date.

1.1.23    “Contract” means any agreement, contract, lease, consensual obligation, promise, commitment, or undertaking (whether written or oral and whether express or implied).
1.1.24    “Current Assets” means the following assets of each Seller of the type identified on Schedule 2.5.3 (in the determination of Closing Date Working Capital), which include, without limitation: (a) Coal Inventory, (b) Accounts Receivable, (c) Parts and Supplies Inventory, all as of the close of business on the Closing Date, in each case, without duplication, and as determined in accordance with GAAP.
1.1.25    “Current Liabilities” means the following liabilities of each Seller of the type identified on Schedule 2.5.3 (in the determination of Closing Date Working Capital), which include, without limitation: (a) the accounts payable that are included in the Assumed Liabilities, (b) the reserve or allowance for doubtful accounts, and (c) any property Taxes or other Taxes (including the West Virginia Severance or State Production Tax) related to the Real Property for any Pre-Closing Tax Period that have accrued but not yet been paid and which are included in the Assumed Liabilities, all as of the close of business on the Closing Date, in each case, without duplication, and as determined in accordance with GAAP.
1.1.26    “Disclosure Schedules” means the schedules of exceptions to the representations and warranties of Sellers and Parent set forth in ARTICLE 8.
1.1.27    “Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or other retirement, bonus or incentive plan or program, including, without limitation, any plan, program, policy, contract or arrangement (not including any collective bargaining agreement) providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation, whether or not insured or funded, which is sponsored or maintained by or pursuant to which any Seller or any ERISA Affiliate has any Liability or which constitute an employment or severance agreement or arrangement currently in effect with any employee, officer or director of any Seller or any ERISA Affiliate.
1.1.28    “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
1.1.29    “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
1.1.30    “Encumbrance” means any security interest, mortgage, easement, encroachment, right of way, lien, charge, pledge, condition, equitable interest, option, right of first refusal, adverse claim or restriction of any kind.
1.1.31    “Environment” means soil, land, surface, subsurface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, and wetlands), groundwater, drinking water supply, ambient air, plant and animal life, and any other environmental medium or natural resource.
1.1.32    “Environmental Claim” means any claim, Action, or notice by any Person, to the extent directed to or against any Seller or any Affiliates of any Seller, alleging actual or potential Liability for investigatory, cleanup or response action or costs, or natural resource or property damage, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the Environment of any Hazardous Materials, or (ii) any violation, or alleged violation, of any Environmental Law.
1.1.33    “Environmental Condition” means the release of Hazardous Materials (i) prior to the Closing Date on or from the Real Property or (ii) on or from any other locations if the Hazardous Material(s) was generated, used, treated, stored, transported or disposed of by or on behalf of the Business or in connection with the Real Property prior to the Closing Date.

1.1.34    “Environmental Laws” means any Laws that require or relate to: (i) advising appropriate Governmental Authorities, employees or the public of intended or actual releases of Hazardous Materials, violations of discharge limits or other prohibitions or of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (ii) preventing or reducing to acceptable levels the release of Hazardous Materials into the Environment; (iii) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (iv) protecting the Environment, natural resources, species or the restoration of the Environment or natural resources; (v) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (vi) cleaning up Hazardous Materials that have been released, preventing the threat of release or paying the costs of such clean up or prevention; (vii) the promotion of safe and healthful working conditions and to reduce occupational safety and health hazards; or (ix) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. “Environmental Laws” shall include, without limitation, CERCLA or any successor Laws, the Resource Conservation and Recovery Act, as amended §§ 42 U.S.C. 6901 et seq. (“RCRA”) or any successor Laws and the Surface Mining Control and Reclamation Act (“SMCRA”) or any successor Laws; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq. (“TSCA”), the Safe Drinking Water Act, 42 U.S.C. §§300g, et seq., the Clean Water Act, 33 U.S.C. §§1251, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§1801, et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Endangered Species Act, 16 U.S.C. §§1501 et seq.; all similar state Laws; and shall further include all applicable Laws relating to pollution or protection of human health or the Environment, relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
1.1.35    “EPA” means the Environmental Protection Agency.
1.1.36    “Equipment and Fixed Assets” means all equipment and other tangible assets owned by any Seller, other than Real Property.
1.1.37    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.1.38    “ERISA Affiliate” means each entity which is treated as a single employer with any Seller or Parent under Code Section 414 or Section 4001(14) of ERISA.
1.1.39    “Escrow Agent” means U.S. Bank, NA or any other Person that is mutually acceptable to the Parties.
1.1.40    “Escrow Agreement” means the Escrow Agreement to be entered into at the Closing among Purchaser, Sellers, Parent and the Escrow Agent, which Escrow Agreement shall be in a form and substance reasonably acceptable to the Parties.
1.1.41    “Escrow Amount” means $17,500,000 less the Regulatory Escrow Amount.
1.1.42    “Escrow Fund” has the meaning set forth in Section 2.7.
1.1.43    “Escrow Release Date” has the meaning given in Section 2.8.
1.1.44    “Excluded Assets” means the following assets of each Seller: (i) all cash, cash equivalents and marketable securities; (ii) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of any Seller; (iii) all insurance policies and benefits; (iv) all claims for refund of Taxes and other governmental charges of whatever nature; (v) all of each Seller’s interest in any Affiliates of that Seller; (vi) all rights, which accrue or will accrue, to Sellers under this Agreement and any other agreement that is contemplated in this

Agreement to be delivered at the Closing; (vii) all bank accounts of each Seller; (viii) all Contracts other than the Assumed Contracts; (ix) the Parent Marks and Websites; (x) any accounts receivables from any Affiliate of any Seller that is not a Seller; (xi) all prepayments made for insurance policies; (xii) all enterprise software (including licenses) and computer hardware used in the Business that is not owned by Seller nor located on or at the Real Property; and (xiii) all items listed on Schedule 1.1.44 hereto.
1.1.45    “Excluded Liabilities” has the meaning set forth in Section 2.3.
1.1.46    “Final Tax Allocation Statement” has the meaning set forth in Section 2.4.2.
1.1.47    “Financial Statements” has the meaning assigned to such term in Section 8.4 of this Agreement.
1.1.48    “Finished Goods Coal” means the Tons of stockpiled coal located on properties owned, leased, operated or controlled by or on behalf of any Seller, other than Raw Coal, which are of suitable quality on a standalone or blended basis (with other available existing stockpiled coal) to be sold without processing, with each such Ton being valued in accordance with GAAP.
1.1.49    “Fundamental Reps” means the representations and warranties of Sellers and Parent set forth in Sections 8.1, 8.2, 8.3(i) and (iv), 8.6.1(a) and 8.27 and the representations and warranties of Purchaser set forth in Sections 9.1, 9.2, 9.3 and 9.5.
1.1.50    “GAAP” means generally accepted accounting principles in the United States, consistently applied.
1.1.51    “Governmental Authority” means any nation or federal, national, supranational, state, provincial, municipal, local, special purpose, or similar government, unit of government, or governmental, regulatory or administrative authority or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission, court, tribunal, judicial or arbitral body or instrumentality of the United States or any State or any municipality of the United States.
1.1.52    “Guarantees” has the meaning set forth in Section 10.13.
1.1.53    “Hazardous Materials” means any substance, material, or waste that is regulated by any Governmental Body, including any material, substance, or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant,” or “toxic substance” under any provision of Environmental Law, including, without limitation, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, or polychlorinated biphenyls acids, asbestos, PCBs, radon, nuclear materials and natural gas.
1.1.54    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
1.1.55    “Independent Accountant” means BDO USA, LLP.
1.1.56    “Indebtedness” means with respect to each Seller and their respective subsidiaries all of the following: (i) Liabilities for borrowed money, (ii) Liabilities evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage), (iii) outstanding Liabilities in respect of letters of credit and “swaps” of interest and currency exchange rates (and other interest and currency rate hedging agreements), including any breakage costs, (iv) Liabilities under conditional sale, title retention or other Contracts creating an obligation of any Seller with respect to the deferred purchase price of property (other than customary trade credit), (v) capital leases, (vi) Liabilities with respect to any factoring programs, (vii) for Contracts relating to interest rate protection, swap agreements and collar agreements, (viii) interest, fees, prepayment penalties or premiums and other expenses owed with respect to any indebtedness, Liabilities and/or obligations of the type referred to in clauses (i) through (vii) above (including any such amounts that would be required to pay off any Indebtedness at Closing) and (ix) all obligations of a Seller to guarantee any of the foregoing types of obligations on behalf of any Person. For the avoidance of doubt, the term “Indebtedness” does not include trade account payables of a Seller.
1.1.57    “Indemnified Party” has the meaning set forth in Section 11.5.1.
1.1.58    “Indemnifying Party” has the meaning set forth in Section 11.5.1.
1.1.59    “Initial Tax Allocation Statement” has the meaning set forth in Section 2.4.2.
1.1.60    “Intellectual Property” means, with respect to Sellers, all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the applicable Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services or the origin thereof, whether registered, unregistered or arising by applicable Laws, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, including any goodwill associated with any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by applicable Laws), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (vi) and all computer programs, whether in source code or object code, other than non-customized or off-the-shelf software, and all documentation including user manuals and other training documentation related to any of the foregoing in the possession of, under the control of, or used by any Seller in connection with the Business.
1.1.61    “Interim Balance Sheet” has the meaning set forth in Section 8.4.
1.1.62    “Interim Balance Sheet Date” has the meaning set forth in Section 8.4.
1.1.63    “Kinder Morgan Contract” means that certain terminal services agreement dated November 30, 2012 between Cliffs Logan County Coal, LLC, Cliffs North American Coal, LLC and Kinder Morgan Operating L.P. “C” (as amended).
1.1.64    “Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any other country, or any domestic or foreign state or province, county, city or other political subdivision or of any Governmental Authority, including any local, state or federal regulatory agencies, such as, but not limited to, MSHA, WVOMSHT or WVDEP.
1.1.65    “Leases” means the real property leases, assignments and subleases to which any Seller is a party, together with any and all underground and surface coal reserves, mineral rights, mining rights, surface rights, fixtures and improvements set forth in such leases and subleases.
1.1.66    “Leased Real Property” means all real property and other rights, including all coal reserves or other mineral or gas reserves, leased or subleased by any Seller pursuant to the Leases.

1.1.67    “Liabilities” means all existing or future liabilities, debts, obligations, duties, or adverse claims of any Seller of every type and trade, whether matured or unmatured, fixed or contingent, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, direct or indirect, or otherwise in respect of any and all matters or events, including without limitation, those arising under Law, or imposed by any court or arbitrator of any kind, and those arising in connection with coal or other products sold, Contracts, Leases, commitments or undertakings, including all liabilities arising out of or related to the sponsorship of, the responsibility for, contributions to, or any liability in connection with any Employee Benefit Plan maintained or contributed to by or on behalf of any Seller. Without limiting the foregoing, Liabilities shall include any continuation coverage (including any penalties, excise Taxes or interest resulting from the failure to provide continuation coverage) required by Law due to qualifying events, including continuing coverage for each Seller’s employees terminated prior to the Closing Date and/or whose employment is terminated in connection with the Transactions, or who were not hired by Purchaser in connection with the Transactions, which occur on or before the Closing Date whether or not said Liabilities are reflected on the books of any Seller.
1.1.68    “Litigation” has the meaning assigned to such term in Section 8.17.1.
1.1.69    “Loss(es)” means all losses, Liabilities, obligations, damages, deficiencies, expenses, Actions, suits, proceedings, demands, assessments, interest, awards, penalties, fines, costs and expenses of whatever kind (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation, costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers) and judgments (at law or in equity) of any nature (but excluding any punitive damages, consequential damages, special damages or exemplary damages except to the extent that a Purchaser Indemnified Party actually pays such amounts to a third party).
1.1.70    “Material Adverse Change” means any effect, change or circumstance that has been, or is reasonably expected to be, individually or collectively, materially adverse to the Business, Assets, Assumed Liabilities or operations of any Seller or the financial condition of Sellers altogether, except the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been a Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions; (2) the steel or coal industry generally, including, without limitation, a decline in prices or demand for coal or steel, increases in costs of transportation and raw materials, and labor shortages; (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (4) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (5) changes in United States generally accepted accounting principles; or (6) changes in Laws applicable solely to the mining industry as a whole.
1.1.71    “Material Contracts” has the meaning assigned to such term in Section 8.7.
1.1.72    “Miscellaneous Contracts” means the Contracts listed on Exhibit B.
1.1.73    “MSHA” means the Mine Safety and Health Administration.
1.1.74    “Multiemployer Plan” has the meaning as defined in Section 4001(a)(3) of ERISA.
1.1.75    “Owned Real Property” means that real property which is owned by any Seller, together with all of such Seller’s right, title and interest in and to the following, as relates to such real property, and with respect to such real property: (i) all coal reserves or other mineral or gas reserves, (ii) all buildings, structures and improvements located on such real property owned by any Seller, (iii) all improvements, fixtures, mine infrastructure, preparation plant structures and improvements, loadout structures and improvements, rail sidings, machinery, apparatus or equipment affixed to such real property for which any

Seller owns or has rights to use, (iv) all rights of way, easements, if any, in or upon such real property owned by any Seller and all right-of-way and other rights and appurtenances belonging or in any way pertaining to such real property owned by any Seller (including the right, title and interest of any Seller in and to any coal reserves, mineral rights, underground and surface coal and mining rights, royalty rights, support rights and waivers, subsidence rights or water rights relating or appurtenant to such real property owned by any Seller), and (v) all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining such real property owned by any Seller.
1.1.76    “Parent” means Cliffs Natural Resources Inc.
1.1.77    “Parent Marks and Websites” means the trademarks, service marks, trade names, brand names, logos, domain names and websites of Parent or its Affiliates (other than any Seller) which are used in the Business and are set forth on Schedule 1.1.77.
1.1.78    “Parts and Supplies Inventory” means spare parts and supplies of any Seller that are located in any of the warehouse facilities and supply yards that any Seller uses for the Business as of the Closing Date that are useable and not obsolete and valued in accordance with GAAP.
1.1.79    “Party” and “Parties” means the Purchaser, Parent and Sellers, collectively the “Parties,” and individually, a “Party”.
1.1.80    “Permits” and “Licenses” has the meanings assigned to such terms in Section 8.19.1.
1.1.81    “Permit Operating Agreement” means the Permit Operating Agreement to be entered into at the Closing among Greenbrier Minerals, LLC and Sellers substantially in the form of Exhibit C.
1.1.82    “Permitted Encumbrances” means (i) real estate taxes and assessments both general and special, which are an Encumbrance but are not due and payable or are being contested in good faith at the time of the Closing and are set forth on Schedule 1.1.82; (ii) any Encumbrances consisting of zoning restrictions on the Real Property; (iii) covenants, restrictions, encroachments, rights of way, licenses, and easements and similar Encumbrances on the Real Property imposed by Law or arising in the ordinary course of business that do not materially detract from the value of the affected Real Property or do not materially interfere with the ordinary conduct of the Business of Sellers; (iv) Encumbrances under the terms of the Leases for royalty, payment obligations, and other contractual obligations to the lessors under the Leases, but only to the extent such obligations constitute an Encumbrance not yet payable; (v) Encumbrances imposed by Law and incurred in the ordinary course of business, such as carriers’, warehousemens’, landlords’, and mechanics’ liens and other similar liens arising in the ordinary course of business (provided lien statements have not been filed or such Encumbrances are not otherwise perfected); (vi) rights and interests of owners of interests in the surface of any Real Property where a Seller does not own or lease such surface interest; (vii) rights of owners of interests in coal or other minerals (including oil and gas) where a Seller does not own or lease such minerals; and (viii) Encumbrances consisting of rights of others for subjacent or lateral support.
1.1.83    “Person” means any individual, corporation, limited liability company or partnership, general or limited partnership, joint venture, trust, estate, legal person, association, unincorporated organization, labor union, other entity or Governmental Authority.
1.1.84    “Pre-Closing Tax Period” means all Tax periods ending on or before the Closing Date or the portion of any Tax period that includes the Closing Date that relates to the period on and before the Closing Date.
1.1.85    “Purchase Price” has the meaning assigned to it in Section 2.4.1.

1.1.86    “Purchaser” means Coronado Coal II, LLC.
1.1.87    “Purchaser Indemnified Party” has the meaning assigned to such term in Section 11.2.
1.1.88    “Raw Coal” means unprocessed coal severed and located in stockpiles on the Real Property, which requires processing, with each such Ton being valued in accordance with GAAP.
1.1.89    “Regulatory Escrow Amount” means $3,000,000.
1.1.90    “Reference Date” has the meaning assigned to it in Section 8.5.
1.1.91    “Real Property” means the Owned Real Property and Leased Real Property.
1.1.92    “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
1.1.93    “Seller” and “Sellers” have the meaning as set forth in the first paragraph of this Agreement.
1.1.94    “Seller Indemnified Party” has the meaning assigned to such term in Section 11.3.
1.1.95    “Seller’s Knowledge” means the actual knowledge of William McFadden, David Webb, Gary Corns and Mark Nelson and the knowledge of such individuals would have acquired after reasonable diligent inquiry with the relevant executive management level employees of each Seller or their respective Affiliates.
1.1.96    “Target Base Working Capital” means $21,500,000.
1.1.97    “Tax” or “Taxes” means any tax (including any income tax, capital gains tax, value added tax, sales or use tax, real or personal property tax, severance tax, unmined mineral tax, coal severance tax, gift tax, franchise tax, estate tax, production tax, gross receipts tax, license tax, inventory tax, payroll tax, employment tax, excise tax, stamp tax, occupation tax, occupancy tax, premium tax, windfall profits tax, environmental tax, business tax, capital stock tax, franchise tax, profits tax, payroll tax, withholding tax, social security (or similar) tax, unemployment tax, unclaimed property or escheat tax or other assessment, disability tax, Transfer Tax, intangibles tax, registration tax, alternative or add-on minimum tax, goods and services tax, net worth tax, employer health tax, estimated tax and all other taxes of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), impost, toll, deficiency, charge, levy, impost, assessment, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or otherwise payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
1.1.98    “Tax Return” means any return, declaration, report or other information or statement (including any amendments or attachments thereto) required to be supplied to a Governmental Authority with respect to Taxes.
1.1.99    “Third Party Claim” has the meaning assigned to such term in Section 11.5.1.
1.1.100    “Ton” means 2,000 pounds.
1.1.101    “Transactions” means all the transactions provided for or contemplated by this Agreement.

1.1.102    “Transfer Taxes” means all sales, use, value-added, transfer, deed, deed stamp, recording, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.
1.1.103    “Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing among Purchaser, Sellers and Parent, which shall be in a form and substance reasonably acceptable to the Parties.
1.1.104    “Unaudited Financial Statements” has the meaning set forth in Section 8.4.
1.1.105    “WARN” means the Worker Adjustment and Retraining Notification Act.
1.1.106    “WVDEP” means the West Virginia Department of Environmental Protection.
1.1.107    “WVOMHST” means the West Virginia Office of Miners Health Safety and Training.
1.1.108    Year-End Financial Statements” has the meaning set forth in Section 8.4.
1.2    Certain Other Defined Terms. In addition to the capitalized terms defined in Section 1.1 and in the introductory paragraphs preceding Section 1.1, certain capitalized terms are defined in other sections of the Agreement and all such terms shall have the meanings assigned to them in this Agreement.
1.3    Interpretation.
1.3.1    When a reference is made in this Agreement to a section, article, paragraph, exhibit, schedule or the like, such reference shall be to a section, article, paragraph, exhibit, schedule or the like contained within this Agreement unless otherwise clearly indicated to the contrary.
1.3.2    Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words "without limitation."
1.3.3    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.3.4    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
1.3.5    A reference to any Party to this Agreement or any other agreement or document shall include such Party's permitted successors and assigns.
1.3.6    A reference to any agreement or other document shall be deemed to include all amendments and other modifications thereto that are in effect as of the Closing Date.
1.3.7    A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto as of the date of this Agreement, unless otherwise clearly indicated to the contrary.
1.3.8    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
1.3.9    To the extent that any disclosure set forth in any particular Disclosure Schedule hereto is applicable to the disclosure required to be made in any other Disclosure Schedule, such disclosure shall for purposes of this Agreement be deemed to be made on all relevant Disclosure Schedules to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure to such other section would be reasonably apparent on its face to a reader of such disclosure.
1.3.10    Sellers and Parent shall be deemed to comply with any representation or warranty in ARTICLE 8 relating to making available or delivering to Purchaser any document, instrument or agreement if Sellers or Parent load such document, instrument or agreement on to the electronic data room that was used by the Parties for purposes of due diligence review and provides access to Purchaser and its representatives to such document, instrument or agreement after it is posted to such electronic data room.
ARTICLE 2 SALE AND PURCHASE OF ASSETS
2.1    Sale and Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing provided for in ARTICLE 4, Purchaser shall buy from Sellers, and Sellers shall sell, assign, transfer, convey and deliver to Purchaser (or its designee), free and clear of any Encumbrances other than Permitted Encumbrances, all of each Seller’s right, title and interest in, to and under the Assets in accordance with the terms of this Agreement, for the Purchase Price, subject to the adjustments as set forth in this Agreement. It is the intention of the Parties that the Purchaser acquire all assets, properties and rights necessary for the operation of the Business, including, without limitation, all mining, processing, loading, transporting and selling of coal, but excluding the Excluded Assets. If after Closing, it is discovered that certain assets, properties, rights or Permits, including without limitation any Contracts, fractional real property interests, owned, leased or subleased by any Seller or any Affiliate of any Seller or Parent, other than the Excluded Assets, or any Contract to which a Seller is a party and was not an Assumed Contract, were not included in the Assets sold to Purchaser, and such Contracts, assets, properties or rights are needed by Purchaser in the operation of the Business, including without limitation, all mining, processing, loading, transporting, and selling of coal, then, upon the request of Purchaser, each Seller and Parent shall, and each Seller and Parent shall cause their respective Affiliates to, convey or lease or sublease, as applicable and at no additional cost to Purchaser, such Contracts, assets, properties, rights or Permits to the Purchaser; provided however, this obligation shall not include the conveyance or lease or sublease of any Excluded Asset.
2.2    Assumed Liabilities. Except for the obligations specifically assumed by Purchaser in this Section 2.2, Purchaser shall not be deemed to have assumed or agreed to be responsible for Liabilities of any Seller, Parent or any of their respective Affiliates, whether or not arising out of the ownership and operation of the Assets or the Business. At the Closing, Purchaser shall assume, become obligated for, and agree to pay and perform when due, only the following Liabilities (collectively, the “Assumed Liabilities”), and no other Liabilities:
2.2.1    all of each Seller’s obligations arising after the Closing Date under the Assumed Contracts, other than any obligations arising due to (i) any failure to perform, improper performance, breach of warranty or other breach, default or violation by any Seller on or prior to the Closing Date or (ii) any event or circumstance which occurred or failed to occur on or prior to the Closing Date (other than with respect to the Kinder Morgan Contract and to the extent that any such obligation relates to Purchaser’s operation of the Business after the Closing Date for which sub-clause (ii) shall not apply);
2.2.2    all obligations under the Permits, bonds related thereto, and Licenses arising out of or relating to all reclamation and post mining Liabilities related to the Real Property, other than the obligations of any Seller to any violations of any Environmental Law, Permit or License that occurred on or prior to the Closing Date, including those violations disclosed on Schedule 8.18, and to pay any fines or penalties associated with those violations;
2.2.3    Seller’s accounts payable of the type or category accounted for on Schedule 2.5.3;
2.2.4    any property Taxes or other Taxes (including the West Virginia Severance or State Production Tax) related to the Real Property for any Pre-Closing Tax Period that have accrued but not yet been paid and are included as Current Liabilities set forth in the Closing Date Working Capital; and
2.2.5    all Liabilities of any kind or character resulting from or arising in connection with (i) except to the extent such Liability is an Excluded Liability, Purchaser’s use, operation, possession or ownership of or interest in the Assets or (ii) subject to ARTICLE 13, Purchaser’s post Closing employment of any of the Continuing Employees but expressly excluding any obligations for wages or benefits which accrued or are attributable to events which occurred prior to Closing, in both cases, following the Closing Date.
2.3    Excluded Liabilities. Purchaser shall not assume or become liable for, and the Assumed Liabilities shall not include, any Liabilities of any Seller, Parent or any Affiliate of any Seller or Parent, whether or not related to the Assets or the Business, except for the Assumed Liabilities. The Liabilities of each Seller, Parent and their respective Affiliates not assumed by Purchaser shall be retained by each Seller respectively and are referred to as "Excluded Liabilities". Sellers and Parent shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the preceding sentence, the Excluded Liabilities include the following, except to the extent, if any, expressly included in the Assumed Liabilities:
2.3.1    Company Transaction Expenses;
2.3.2    any Liabilities relating to or arising out of the Excluded Assets;
2.3.3    any Liabilities arising out of, in respect of or in connection with the failure by any Seller to comply with any Permit, License, applicable Law or order by any Governmental Authority including without limitation any such obligations or Liabilities arising as a result of any Seller’s failure to comply with the terms of any of the Permits, bonds related thereto, Licenses or any Laws as applicable to any Seller’s operations on or prior to the Closing Date and all related fines, penalties, fees and associated interest or charges related thereto imposed by any Governmental Authority (including MSHA, WVDEP and the WVOMHST), but excluding all obligations under the Permits, bonds related thereto, and Licenses arising from or relating to all reclamation and post mining Liabilities related to the Real Property that are expressly included in the Assumed Liabilities;
2.3.4    any Indebtedness;
2.3.5    any Liabilities for intercompany obligations between a Seller and any Affiliates of any Seller;
2.3.6    any Liability under the Assumed Contracts arising out of or relating to (i) breaches or defaults thereunder occurring on or prior to the Closing Date or (ii) any event or circumstance which occurred or failed to occur on or prior to the Closing Date (other than with respect to the Kinder Morgan Contract and to the extent that any such Liability relates to Purchaser’s operation of the Business after the Closing Date for which sub-clause (ii) shall not apply);
2.3.7    any Liability related to any accounts payable that are not Assumed Liabilities;

2.3.8    any Liability related to or arising from any mining activities or operations conducted by any Seller or any Affiliates of any Seller on any real property now or formerly owned, leased or subleased by any Seller or any Affiliates of any Seller, which is not included in the Assets;
2.3.9    any Liability with respect to any coal or other goods shipped or sold or any service provided by any Seller or its Affiliates, to the extent arising out of or related to events occurring on or prior to Closing, including any such Liability or obligation (i) pursuant to any express or implied representation, warranty, agreement, coal specification undertaking or guarantee made by any Seller, or any Affiliate of any Seller, or alleged to have been made by any Seller or any Affiliate of any Seller, (ii) imposed or asserted to be imposed by operation of Law or (iii) pursuant to any doctrine of product liability;
2.3.10    any Liability with respect to any litigation to the extent arising out of or relating to the operation of the Business or pertaining to the Assets on or prior to Closing, including the Litigation;
2.3.11    any Liability to the extent attributable to (i) any Environmental Condition or (ii) any Environmental Claim or non-compliance with any Environmental Laws, in each case, resulting from any events, acts or omissions occurring or obligations or conditions existing on or before the Closing Date, including but not limited to the violations or matters listed on Schedule 8.6.5 but, excluding all obligations under the Permits, bonds related thereto, and Licenses arising from or relating to all reclamation and post mining Liabilities related to the Real Property that are expressly included in the Assumed Liabilities;
2.3.12    subject to Purchaser’s obligations under Section 13.2.2, any Liability that relates to any employee or inactive employee of any Seller arising out of or relating to events occurring on or prior to the Closing Date including any Liability with respect to any notification requirements under the WARN Act or any similar Law, any Liability or obligation under COBRA, severance pay and other Liabilities arising out of such employment and termination of such employment and all accrued compensation, vacation pay, sick pay and other benefits with respect to such employees;
2.3.13    any and all amounts for which any Seller, Parent, any Affiliate of any Parent or Seller or any ERISA Affiliate may be liable (i) with respect to individuals who are not employees of, or otherwise providing services to, the Business; or (ii) subject to Purchaser’s obligations under Section 13.2.2, with respect to employees of, or other service providers to, the Business with respect to services performed before the Closing; (iii) under any Employee Benefit Plan or violations of any applicable laws related to Employee Benefit Plans, including, without limitation ERISA and the Coal Act; and (iv) under any National Bituminous Coal Wage Agreement or any other collective bargaining agreement, works council agreement or similar agreement with the United Mine Workers of America to which any Seller, Parent, ERISA Affiliate or any Affiliate of any Seller or Parent is a party, including but not limited to: (x) any Liability for or related to a complete, partial or mass withdrawal from an Employee Benefit Plan; (y) any Liability for medical or life insurance benefits after retirement or other termination of employment to any employees of any Seller, Parent, any ERISA Affiliate or any Affiliate of any Seller or Parent; and (z) any Liability that any Seller, Parent, any ERISA Affiliate or any Affiliate of any Seller or Parent may have as a “signatory operator,” “last signatory operator,” “assigned operator,” “related person,” “successor,” “successor in interest,” or similar status under the Coal Act.
2.3.14    except as provided in Section 2.2.4, any Liability of any Seller or any of its Affiliates for any Taxes arising out of, attributable to or in respect of the Assets, the Business or otherwise for any Pre-Closing Tax Period or for any other Taxes for which any Seller or any Affiliates of any Seller are obligated to pay; and
2.3.15    any Liability of any Seller or any Affiliates of any Seller for the unpaid Taxes of any Person (other than a Seller) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law or regulation), as a transferee or successor, by contract, or otherwise.

2.4    Purchase Price.
2.4.1    On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, as consideration for the Assets, pay to Sellers the aggregate base purchase price of One Hundred Seventy-five Million Dollars ($175,000,000.00) (the “Base Purchase Price”) and assume the Assumed Liabilities. The Base Purchase Price shall be subject to adjustment at and after Closing in accordance with the terms of this Agreement (as adjusted, the “Purchase Price”). The Purchase Price shall be payable at the Closing as follows:
(a)Purchaser shall deliver the Escrow Amount and Regulatory Escrow Amount (each withheld and credited against the Base Purchase Price) to the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement;
(b)Purchaser may, but is not required to, pay to each Seller’s creditors a portion of the Base Purchase Price, for the benefit of such Seller, to pay off any Indebtedness of such Seller that is required to be paid off in order to release any Encumbrances (other than Permitted Encumbrances) on any Assets or to pay off any capital leases related to any of the Assets; and
(c)Purchaser shall pay to Sellers the balance of the Base Purchase Price (being the Base Purchase Price, as adjusted pursuant to this Agreement, less the Escrow Amount, Regulatory Escrow Amount and any payments made to each Seller’s creditors as set forth above) in cash, by wire transfer of immediately available United States funds to an account or accounts designated by Sellers in written instructions given to Purchaser at least two business days prior to the Closing.
2.4.2    Schedule 2.4.2 sets forth the tax allocation statement (“Initial Tax Allocation Statement”) to reflect the allocation of the Purchase Price among the Assets for purposes of Section 1060 of the Code as of the Closing Date. Within ninety (90) days after the Closing, Parent and Purchaser agree to adjust the Initial Tax Allocation Statement to reflect all adjustments to the Purchase Price after the Closing Date (“Final Tax Allocation Statement”) determined pursuant to Section 2.5. Purchaser and Parent shall each (i) timely file all forms and Tax Returns required to be filed in connection with such Final Tax Allocation Statement, (ii) be bound by such allocation for purposes of determining Taxes, and (iii) take no position, and cause their respective Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return or in any audit or proceeding before any Tax authority. In the event that the allocation set forth on the Final Tax Allocation Statement is disputed by any Tax authority, the Party receiving notice of such dispute shall promptly notify the other Parties hereto concerning the existence and resolution of such dispute. If the Parties cannot agree on the Final Tax Allocation Statement within the ninety (90) day period, the issue(s) in dispute will be submitted to the Independent Accountant for resolution. The determination of the Independent Accountant, acting as experts and not as arbitrators, shall be set forth in a written notice delivered, as promptly as practicable after the issue(s) in dispute have been submitted to the Independent Accountant, to the Purchaser and the Parent by the Independent Accountant and will be final, binding and conclusive on the Parties. The Purchaser and the Parent shall each bear 50% of the fees and expenses of the Independent Accountant for such determination. The Purchaser and the Parent will use all commercially reasonable efforts to cause the Independent Accountant to render its decision as promptly as practicable, including without limitation by promptly complying with all reasonable requests by the Independent Accountant for information, books, records and similar items.
2.5    Adjustment to Purchase Price. All adjustments to the Purchase Price shall be estimated and finally determined as set forth below in this Section 2.5.
2.5.1    Increases in Purchase Price. As provided in this Section 2.5, the Base Purchase Price shall be increased by the amount, if any, by which Closing Date Working Capital is greater than Target Base Working Capital.

2.5.2    Decreases in Purchase Price. As provided in this Section 2.5, the Base Purchase Price shall be decreased by the amount, if any, by which Target Base Working Capital is greater than Closing Date Working Capital.
2.5.3    Estimated Purchase Price Adjustments and Closing Payment. At least three business days prior to the anticipated Closing Date, Parent shall deliver to Purchaser a certificate duly executed by an authorized officer of Parent setting forth (i) an estimated consolidated balance sheet of the Business, as of the close of business on the Closing Date, prepared in accordance with GAAP (the “Estimated Closing Date Balance Sheet”), and (ii) based thereon, a good faith, reasonable estimate of the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), together with work papers or other supporting documentation showing the preparation or calculation thereof. The calculation of the Estimated Closing Date Working Capital shall be made in a manner consistent with the illustrative calculation of the Closing Date Working Capital on Schedule 2.5.3, which shows an example of how the Closing Date Working Capital would have been calculated assuming a deemed September 30, 2014 closing.
2.5.4    Adjustments to Base Purchase Price. On the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser shall adjust the amount of the Base Purchase Price that is paid to Sellers as follows:
(a)Increase the Base Purchase Price by an amount, if any, that is equal to the amount by which Estimated Closing Date Working Capital is greater than Target Base Working Capital; and
(b)Decrease the Base Purchase Price by an amount, if any that is equal to the amount, if any, by which Target Base Working Capital is greater than Estimated Closing Date Working Capital.
2.5.5    Special Consideration for Accounts Receivable in Calculation of Final Closing Date Working Capital. With respect to the calculation of the Final Closing Date Working Capital, the dollar amount of Accounts Receivables used in determining the Final Closing Date Working Capital shall be adjusted to reflect the actual amount of funds that Purchaser has collected and received from the Accounts Receivable by the 89th day after the Closing Date and the reserve for the allowance of doubtful accounts shall be adjusted to zero. To the extent that one or more Accounts Receivable remain uncollected at such time and are not included as Current Assets in the Final Closing Date Working Capital adjustment, such uncollected Accounts Receivables shall revert back to Sellers, shall be deemed Excluded Assets and, thereafter, Sellers shall be entitled, at its option, to collect and retain any collections from such Accounts Receivable.
2.5.6    Post-Closing Purchase Price Adjustments and Final Payment. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Parent the following information with respect to Sellers: (i) consolidated balance sheet of the Business, as of the close of business on the Closing Date, prepared in accordance with GAAP (the “Closing Date Balance Sheet”), and (ii) based thereon and the special adjustments set forth in Section 2.5.5, a calculation of the final Closing Date Working Capital (the “Final Closing Date Working Capital”) (such delivery, the “Post-Closing Delivery”). The calculation of the Estimated Closing Date Working Capital shall be made in a manner consistent with the illustrative calculation of the Closing Date Working Capital on Schedule 2.5.3. Parent shall have 45 days from the date Purchaser delivers the Post-Closing Delivery to Parent (such period, the “Dispute Period”) to notify Purchaser, in writing, as to whether Parent agrees or disagrees with the Post-Closing Delivery, which such notice shall identify in reasonable detail those items and amounts to which Parent objects (such written notice, the “Dispute Notice”). During the Dispute Period, Parent and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of Purchaser and (where applicable) Purchaser’s accountants to the extent relating to the matters set forth in the Post-Closing Delivery, in each case as is reasonably requested in writing by Parent. If Parent fails to deliver a Dispute Notice to Purchaser during the Dispute Period, (Y) the Closing Date Balance Sheet as prepared by Purchaser shall be deemed to have been correctly prepared, and (Z) Purchaser’s calculation of Final Closing Date Working Capital shall be deemed to be final and correct and shall be binding upon all Parties. If Parent delivers a Dispute Notice to Purchaser with respect to some, but not all, of the amounts or items included in the Post-Closing Delivery during the Dispute Period, then Parent and Sellers shall be deemed to have agreed with Purchaser’s calculations of all amounts set forth in such Post-Closing Delivery that were not disputed in such duly and timely delivered Dispute Notice.
2.5.7    Resolution Period. If Parent delivers a Dispute Notice to Purchaser during the Dispute Period, Parent and Purchaser shall, for a period of 30 days from the date the Dispute Notice is delivered to Purchaser (such period, the “Resolution Period”), negotiate in good faith and use commercially reasonable efforts to amicably resolve the items in dispute. Any items so resolved shall be deemed to be final and correct as so resolved and shall be binding upon each of the Parties hereto.
2.5.8    Dispute Resolution.
(a)If Parent and Purchaser are unable in good faith to resolve all of the items in dispute during the Resolution Period, then, upon the expiration of the Resolution Period or such earlier date as Purchaser and Parent mutually agree, Purchaser and Parent shall refer the items remaining in dispute in writing to the Independent Accountant and shall deliver to the Independent Accountants, at the time of such referral, the Post-Closing Delivery and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. Parent and Purchaser shall also, within 20 days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written statement (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other party). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all disputed items in a written determination to be delivered to Purchaser and Parent within 30 days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute; provided, further, in resolving any disputed item, the Independent Accountants shall adhere to the definitions contained in this Agreement and the practices and other principles referred to therein. In no event shall the Independent Accountants assign a value to Final Closing Date Working Capital that is greater than the highest or less than the lowest calculation thereof proposed by Purchaser in the Post-Closing Delivery and Parent in the Dispute Notice. The decision of the Independent Accountants, acting as experts and not as arbitrators, made in accordance with this Agreement as to the items in dispute shall be final and binding upon the parties hereto and shall not be subject to judicial review. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants and set forth in its report and shall be allocated and paid by the party whose calculation of the items in dispute is furthest from the Independent Accountant’s determination of the items in dispute, with any amounts that are payable by Parent and/or Sellers paid out of the Escrow Amount.
(b)Within seven days after the final determination of the Closing Date Balance Sheet and the calculation of the Final Closing Date Working Capital (whether through failure of Parent to timely deliver a Dispute Notice, agreement of the Parties, or determination of the Independent Accountants):
i.    if the Final Closing Date Working Capital is greater than the Estimated Closing Date Working Capital, Purchaser shall pay such excess to Sellers in immediately available funds via wire transfer;

ii.    if the Final Closing Date Working Capital is less than Estimated Closing Date Working Capital (the absolute value of the difference, the “Deficit Amount”), Purchaser and Parent shall direct the Escrow Agent to pay the Deficit Amount to Purchaser out of the Escrow Amount (including any interest earned thereon). Payments under Sections 2.5.8(b)(i) and (ii) are referred to as the “Final Consideration Payment”.
2.5.9    Exclusivity. The dispute resolution procedures set forth in this Section 2.5 are the sole and exclusive means and remedy for determining and calculating Current Assets, Current Liabilities, Closing Date Working Capital, Final Closing Date Working Capital and the components thereof, other than (i) in the event of a breach of a covenant or agreement set forth in this ARTICLE 2 relating thereto, in which case the aggrieved Party shall be entitled to such other rights and remedies as are permitted by this Agreement or (ii) in the event of fraud or willful misconduct, in which case the aggrieved party shall be entitled to such other rights and remedies as are permitted by applicable Law.
2.6    Regulatory Escrow Amount.
2.6.1    The Regulatory Escrow Amount will be used to pay for any Losses related to any Liabilities (including fines, penalties, fees and associated interest or charges related thereto) imposed by any Governmental Authority (including MSHA, WVOMHST, EPA and WVDEP) for citations, orders or other enforcement Actions of any type or kind based on events that occurred on or before the Closing Date and relating to (a) any Permit or (b) any facility owned, controlled or operated by any Seller prior to the Closing Date (including, without limitation, the following facilities with the MSHA Identification numbers assigned thereto: (i) Saunders Preparation Plant 46-02140; (ii) Elk Lick Tipple 46-04315; (iii) Toney Fork Surface Mine 46-09101; (iv) Powellton #1 Mine 46-09217; (v) Lower War Eagle Mine 46-09319; (vi) Elklick Chilton No. 1 Mine 46-09390; and (vii) Dingess-Chilton Mine 46-09280) and all reasonable attorneys’ fees and costs incurred by Purchaser in the handling and resolution thereof, whether by settlement, administrative litigation or otherwise (collectively the “Regulatory Costs”). The Regulatory Escrow Amount shall be held by the Escrow Agent until the earlier of the date that all Regulatory Costs are paid or the third anniversary of the Closing Date (“Regulatory Escrow Period”).
2.6.2    With respect to any Actions or claims related to any Regulatory Costs (“Regulatory Actions”), Sellers and Parent agree that Purchaser shall control the defense of the Regulatory Actions with counsel that is reasonably acceptable to Parent. Purchaser shall conduct the defense of the Regulatory Actions actively and diligently and Parent and Sellers shall cooperate with Purchaser in such defense and make available to Purchaser, at each Seller’s and Parent’s expense, all witnesses, pertinent records, materials and information in the possession or under the control of any Seller, Parent or any of their respective Affiliates relating thereto as is reasonably required by Purchaser. Purchaser shall not settle any Regulatory Action without the prior written consent of Parent, which consent shall not be unreasonably delayed or withheld. Purchaser shall be reimbursed out of the Regulatory Escrow Amount for all fees and costs (including attorneys’ fees) that Purchaser incurs defending any Regulatory Actions.
2.6.3    From and after the Closing Date, Parent and Purchaser agree to execute and deliver to the Escrow Agent joint written instructions, not more frequently than monthly, unless otherwise agreed between the Parties, for the payment of Regulatory Costs. Following the Closing Date, upon receiving joint written instructions from both Parent and Purchaser that a determination has been made with respect to the amount of a Regulatory Cost, the Escrow Agent shall pay the amount so determined to the payee designated in the joint written instruction. If at any time after the Closing and before Escrow Release Date all Regulatory Costs have been fully satisfied and discharged, the remaining amount of the Regulatory Escrow Amount shall be automatically added to and become a part of the Escrow Amount. In the event that all Regulatory Costs are not fully satisfied and discharged until after the Escrow Release Date, then Parent and Purchaser shall direct the Escrow Agent to pay to Sellers any funds remaining out of the Regulatory Escrow Amount, if any. If, however, at the end of the Regulatory Escrow Period, or at any time prior to that, there are insufficient funds available from the Regulatory Escrow Amount to fully satisfy and discharge any Regulatory Costs, Purchaser shall be entitled to recovery from the Escrow Amount any amounts necessary to fully satisfy and discharge any unpaid Regulatory Costs. Sellers, Parent and Purchaser further agree to execute and deliver such other documents and to do such other acts and things, to effect any release of the Regulatory Escrow Amount as contemplated pursuant to the terms of this Agreement or the Escrow Agreement.
2.7    Escrow Funds. At the Closing, Purchaser shall pay to the Escrow Agent the Escrow Amount and Regulatory Escrow Amount (each, an “Escrow Fund”) in cash payable by wire transfer of immediately available United States funds for deposit into an escrow account or escrow accounts (provided if in a single escrow account, for purposes of this Agreement they shall be treated as separate accounts) in accordance with the terms and conditions of the Escrow Agreement. The Escrow Amount shall serve as security for the payment to satisfy any Losses incurred by the Purchaser Indemnified Parties under ARTICLE 11 and to the extent necessary any Regulatory Costs, and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. If, however, there are insufficient funds available from the Escrow Amount to fully satisfy and discharge any Losses incurred by the Purchaser Indemnified Parties, Purchaser Indemnified Parties shall be entitled to recovery from the Regulatory Escrow Amount any amounts necessary to fully satisfy and discharge any such Losses. The Regulatory Escrow Amount shall be used to satisfy any Losses related to the Regulatory Costs as set forth above and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.
2.8    Escrow Amount Escrow Release. Subject to the terms and provisions of this Agreement and the Escrow Agreement, the Escrow Agent shall disburse to Sellers no later than 30 days after the first anniversary of the Closing Date the portion of the Escrow Amount in excess of $7,250,000 that remains in the Escrow Fund as of the first anniversary of the Closing Date (the “First Escrow Release Date”), and the Escrow Agent shall disburse to Sellers no later than 30 days after the eighteen (18) month anniversary of the Closing Date the remaining portion of the Escrow Amount (as reduced by any amounts previously disbursed to Purchaser or Sellers (the “Second Escrow Release Date” and together with the First Escrow Release Date, collectively, the “Escrow Release Dates” or individually a “Release Escrow Date”). In the event, however, that either Sellers or Parent has received, on or before an applicable Escrow Release Date, a notice (a “Claim Notice”) from the Purchaser that the Escrow Agent may be required to disburse all or a portion of the Escrow Amount (such claimed amount, the “Claim Amount”) to the Purchaser pursuant to ARTICLE 11, then the portion of the Escrow Amount subject to such Claim Notice shall continue to be held by the Escrow Agent (and not disbursed to Sellers on any Escrow Release Date) until the Claim Amount with respect thereto has been resolved. As soon as any dispute with respect to such Claim Amount has been resolved in accordance with the terms of the Escrow Agreement, the Escrow Agent shall be instructed to disburse such portion of the Escrow Amount, if any, as is required to be disbursed to Purchaser pursuant to ARTICLE 11 in connection with such Claim Amount, and the Escrow Agent shall disburse any remaining portion of the Claim Amount to Sellers in accordance with the terms of this Agreement and the Escrow Agreement, subject to the limitations on disbursements to Sellers set forth in this Section 2.8.
2.9    Unassigned Assets.
2.9.1    Notwithstanding anything to the contrary in this Agreement, to the extent that any Contract, right, interest or asset that would otherwise be an Asset is not capable of being transferred or assigned to Purchaser in connection with the Closing without the consent or waiver of a third party which has not been obtained on or before the Closing Date or such transfer or assignment would result in the breach or violation of any such Contract, right or interest or any applicable Law, Sellers will be deemed not to have assigned or transferred or attempted to assign or transfer, to Purchaser any right, title or interest in or to any such Contract, right, interest or asset (each, an “Unassigned Asset”) without first having obtained all necessary Consents and waivers. Sellers and Purchaser shall each use their best efforts to obtain such Consents and waivers as may be necessary to cure such potential breach or violation.
2.9.2    With respect to such Unassigned Assets, Sellers shall (i) provide to Purchaser the benefits thereof and shall promptly pay to Purchaser when received all monies received by Sellers under any Unassigned Asset and the proceeds of or other amounts relating to any Unassigned Assets, (ii) cooperate in any arrangement designed to provide such benefits to Purchaser and (iii) enforce at the request of Purchaser and for the account of Purchaser, any rights of any Seller arising from any such Unassigned Asset (including the right to elect to terminate any Contract that is an Unassigned Asset in accordance with the terms thereof upon the reasonable request of Purchaser).
2.9.3    Purchaser will, at its sole cost and expense, perform the obligations arising under such Unassigned Asset for the benefit of Sellers and the other party or parties thereto.
2.9.4    Notwithstanding any provision in this Section 2.9 to the contrary, Purchaser shall not be deemed to have waived its rights under Section 6.1.3 hereof unless and until Purchaser provides written waivers thereof.
ARTICLE 3 SEGREGATION AND REMOVAL OF EXCLUDED ASSETS
3.1    Segregation and Removal of Excluded Assets. Within one hundred eighty days (180) days after the Closing Date, Sellers shall segregate and remove from the Real Property all Excluded Assets; provided that, any such items that in the reasonable discretion of Purchaser hampers the Purchaser’s operation of the Business after the Closing shall be removed immediately after Parent has received notice from Purchaser of such determination. Notwithstanding the foregoing, any Excluded Assets required by Purchaser to be used in the Business pursuant to the Transition Services Agreement, which items shall be removed at the termination thereof or the earlier replacement of any specific item thereunder by Purchaser. Sellers shall remove such items at each Seller’s sole cost and expense in a manner so as not to unreasonably interfere with Purchaser’s operations on the Real Property, and Sellers shall bear full liability for any and all claims related to or arising from such Excluded Assets and their removal.
ARTICLE 4 CLOSING
4.1    Closing. The closing of the Transactions (the “Closing”) will take place on the first business day after the satisfaction or waiver of the conditions set forth in ARTICLE 5, ARTICLE 6 and ARTICLE 7 (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions at the Closing) unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual date of Closing being referred to herein as the “Closing Date”). The parties shall use commercially reasonable efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing. To the extent a physical Closing is required, the Closing shall be held at the offices of Dinsmore & Shohl LLP, 900 Lee Street East, Suite 600, Charleston, WV 25301, unless another place is agreed to in writing by the parties.
4.2    Delivery of Assets and Procedure at Closing. At the Closing, Sellers and Parent shall deliver (or cause to be delivered) to Purchaser certificates of title and all other duly executed documents set forth in this Section 4.2 and in Section 4.5 for transfer of the Assets, thereby transferring to Purchaser good and marketable title to the Assets, free and clear of all Encumbrances except Permitted Encumbrances; provided however there shall be special warranty of title as to the Owned Real Property, free and clear of all Encumbrances created by, through or under any Seller, except Permitted Encumbrances, including:
4.2.1    A bill of sale and assignment and assumption agreement, substantially in the form attached hereto as Exhibit D;
4.2.2    Lease assignment and assumption agreements to Purchaser for the Leased Real Property in form and substance that is reasonably acceptable to Purchaser and consistent with the terms of this Agreement;
4.2.3    special warranty deeds to Purchaser for the Owned Real Property, in form and substance that is reasonably acceptable to the Parties (the “Special Warranty Deeds”);

4.2.4    All documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to Purchaser of all automobiles, trucks and trailers owned by any Seller (and any other Assets owned by any Seller which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser) which are included in the Assets;
4.2.5    The Escrow Agreement;
4.2.6    Permit Operating Agreement;
4.2.7    The Transition Services Agreement;
4.2.8    By reasonable advance notice, such other deeds, endorsements, assignments and other instruments as, in the reasonable opinion of Purchaser’s counsel, are necessary to vest in Purchaser good and marketable title to the Assets, except for special warranty of title as to the Owned Real Property.
4.2.9    Certificates of Good Standing regarding each Seller from the Secretary of State of the State of Delaware and a Certificate of Good Standing regarding Parent from the Secretary of State of Ohio;
4.2.10    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of each Seller authorizing the execution, delivery and performance of this Agreement, and all other documents, certificates and agreements that are contemplated in this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
4.2.11    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement, and all other documents, certificates and agreements that are contemplated in this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
4.2.12    A certificate of non-foreign status of each Seller in form reasonably acceptable to Purchaser pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations under the Code;
4.2.13    The certificate contemplated by 6.1.2;
4.2.14    An owner’s affidavit of title covering the Owned Real Property in a form reasonably required by the title insurance company issuing the title insurance policy for the Owned Real Property;
4.2.15    A settlement statement setting forth the disbursement of funds at the Closing; and
4.2.16    All other documents required to be delivered by any Seller or Parent on or prior to the Closing Date pursuant to this Agreement.
4.3    Purchaser’s Deliveries at Closing. At the Closing, Purchaser shall deliver (or cause to be delivered) to Sellers and Parent:
4.3.1    A bill of sale and assignment and assumption agreement, substantially in the form attached hereto as Exhibit D;

4.3.2    Lease assignment and assumption agreements to Purchaser for the Leased Real Property in form and substance that is reasonably acceptable to Purchaser and consistent with the terms of this Agreement;
4.3.3    The Special Warranty Deeds to Purchaser for the Owned Real Property;
4.3.4    The Escrow Agreement;
4.3.5    The Permit Operating Agreement;
4.3.6    The Transition Services Agreement;
4.3.7    The portion of the Base Purchase Price payable to Sellers at Closing as determined in accordance with the terms of this Agreement;
4.3.8    The Escrow Amount and Regulatory Escrow Amount payable to the Escrow Agent at Closing as determined in accordance with the terms of this Agreement;
4.3.9    The certificate contemplated by 7.1.2;
4.3.10    A settlement statement setting forth the disbursement of funds at the Closing;
4.3.11    A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of Purchaser authorizing the execution, delivery and performance of this Agreement, and all other documents, certificates and agreements that are contemplated in this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
4.3.12    All other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement.
4.4    Simultaneous Transactions. All actions taken and transactions consummated at the Closing shall be deemed to have occurred simultaneously, and no such transaction shall be considered consummated unless all are consummated.
4.5    Supplemental Assignments. As reasonably required by Purchaser in order to effectuate the Transaction, each Party shall also execute and deliver at (and after) the Closing such other assignments, bills of sale, certificates of title and other documents, and shall take such other actions, as are necessary or appropriate to transfer the Assets to Purchaser.
ARTICLE 5 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BOTH PARTIES
5.1    The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
5.1.1    Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Transactions; and there shall be no order or injunction of a court of competent jurisdiction precluding consummation of the Transactions; and
5.1.2    Regulatory Approval. All waiting periods (and extensions thereof) under the HSR Act, if any, relating to the transaction contemplated hereby shall have expired or been earlier terminated.

5.1.3    Baisden-Vaughan Lease. The Parties shall have either (a) reached an agreement with the lessor of the Baisden-Vaughan Lease that fully resolves the disputes with such lessor on terms and conditions that are reasonably acceptable to the Parties, or (b) amended this Agreement to remove the Baisden-Vaughan Lease as an Asset (and make it an Excluded Asset) and make a corresponding adjustment to either the Purchase Price or the Target Base Working Capital.
ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER
6.1    All obligations of Purchaser to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (unless expressly waived in writing by Purchaser at any time at or prior to the Closing):
6.1.1    Government Action. There shall not be threatened or pending any suit, Action or proceeding by any Governmental Authority:
(a)seeking to prohibit or impose any material limitations on Purchaser’s ownership or operation of all or a portion of its businesses or assets or the Assets, or to compel Purchaser to dispose of or hold separate any material portion of the Assets or the business or assets of Purchaser;
(b)seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from Purchaser any damages pertaining to this Agreement or the Transactions;
(c)seeking to impose limitations on the ability of Purchaser, or rendering Purchaser unable, to accept or pay for or purchase some or all of the Assets or otherwise to consummate the Transactions;
(d)seeking to impose limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Assets; or
(e)that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) through (d) above.
6.1.2    Certificate of each Seller’s Officers. Sellers shall have delivered to Purchaser at the Closing a certificate signed by an authorized officer of each Seller and Parent, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect that, as of the Closing Date (i) that the conditions set forth in Sections 6.1.6 and 6.1.7 have been satisfied and (ii) since the date of this Agreement, there has not occurred any Material Adverse Change (or to Seller’s Knowledge any development that is reasonably likely to result in any Material Adverse Change).
6.1.3    Consents Obtained. All Consents and approvals of any Person necessary to the consummation of the Transactions and to the use of the Assets by Purchaser, after Closing without any material interruption, including Consents and approvals listed on Schedule 8.21, but excluding any Consents or approvals from any Governmental Authority required in connection with the transfer of the Permits and bonds related thereto, shall have been obtained and shall be in full force and effect.
6.1.4    Closing Deliveries. Purchaser shall have received all of the deliveries required from Sellers and Parent pursuant to Section 4.2 above.
6.1.5    Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Change).

6.1.6    Representations and Warranties. The representations and warranties of Sellers and Parent contained in this Agreement (other than the Fundamental Reps of Sellers and Parent) shall be true and correct except where the failure to be true and correct would not cause a Material Adverse Change taken as a whole (it being understood that, notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining whether there has been a Material Adverse Change as a result of any inaccuracy of a representation or warranty of Sellers and Parent, such representation or warranty shall be read as if it were not qualified by “material” or “Material Adverse Change” or other words of similar import), in each case on the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date). The Fundamental Reps of Sellers and Parent contained in this Agreement shall be true and correct in all respects.
6.1.7    Performance of Obligations. Sellers and Parent shall have performed each obligations required to be performed by it under this Agreement prior to the Closing Date in all material respects.
6.1.8    Work Stoppage. There shall be no work stoppage at the Business, and no Seller shall have received notice of any future work stoppage.
6.1.9    Collective Bargaining Agreement. No Seller shall have entered into or permitted the Business to enter into any collective bargaining agreement or other labor agreement with any union or other labor organization.
6.1.10    Release Letters. Purchaser shall have received for each instrument of Indebtedness (and indebtedness of Parent or any of their respective Affiliates), where such indebtedness is secured in whole or in part by any of the Assets, a release letter (collectively, the “Release Letters”) from each applicable creditor, in form and substance reasonably acceptable to Purchaser indicating, to the extent that such creditor has an Encumbrance on any of the Assets, shall release an Encumbrance on and agree to execute Uniform Commercial Code termination statements and such other documents or endorsements necessary to release an Encumbrance on the Assets, and that if required by such creditor, the payment of the specific amount that is required by such creditor to release its Encumbrances on the Assets;
6.1.11    Release of Liens and Capital Leases. Sellers shall have obtained a release (or a commitment to release that is reasonably satisfactory to Purchaser) of any and all Encumbrances affecting the Assets (including through the Release Letters) other than the Permitted Encumbrances and Sellers shall have paid off in full all Liabilities under any capital leases that relate to any of the Assets and terminated all such capital leases.
6.1.12    No Damage. There shall not have occurred a loss of or damage to the Assets in the aggregate of over $25,000,000, unless Sellers have replaced the damaged, stolen or lost Assets to the reasonable satisfaction of Purchaser prior to Closing.
6.1.13    COBRA Notices. Sellers shall have supplied proof to Purchaser satisfactory in form and substance to counsel for Purchaser of each Seller’s compliance with the provisions of COBRA as they apply to Sellers with respect to the termination of its employees, including any notices required to be distributed to employees of any Seller.
6.1.14    Inventory. The Assets will include at least 30 days of Coal Inventory based upon the projected sales of coal by Sellers or their Affiliates in the 30 day period following the Closing as reasonably determined by Purchaser.

ARTILCE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS AND PARENT
7.1    All obligations of Sellers and Parent to be discharged under this Agreement at the Closing are subject to the fulfilment, prior to or at the Closing, of each of the following conditions (unless expressly waived in writing by Sellers and Parent at any time at or prior to the Closing):
7.1.1    Government Action. There shall not be threatened or pending any suit, Action or proceeding by any Governmental Authority:
(a)seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from any Seller any damages pertaining to this Agreement or the Transactions that are material;
(b)seeking to impose limitations on the ability of Purchaser, or rendering Purchaser unable, to accept or pay for or purchase some or all of the Assets or otherwise to consummate the Transactions; or
(c)that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) or (b) above.
7.1.2    Certificate of Purchaser’s Officers. Purchaser shall have delivered to Sellers and Parent at the Closing a certificate signed by an authorized officer of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, as of the Closing Date that the conditions set forth in Sections 7.1.3 and 7.1.5 have been satisfied.
7.1.3    Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (other than the Purchaser’s Fundamental Reps) shall be true and correct except where the failure to be true and correct would not cause a material adverse change taken as a whole (it being understood that, notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining whether there has been a material adverse change as a result of any inaccuracy of a representation or warranty of Purchaser, such representation or warranty shall be read as if it were not qualified by “material” or “material adverse change” or other words of similar import), in each case on the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date). The Fundamental Reps of Purchaser contained in this Agreement shall be true and correct in all respects.
7.1.4    Closing Deliveries. Sellers shall have received all of the deliveries required from Purchaser pursuant to Section 4.3 above.
7.1.5    Performance of Obligations. Purchaser shall have performed each obligation required to be performed by it under this Agreement prior to the Closing Date in all material respects.
7.1.6    Permit Transfer Application. Purchaser shall have provided Sellers with evidence satisfactory to Sellers, in their reasonable discretion, that Purchaser has prepared all necessary transfer applications for all Permits and all bonds related thereto that need to be filed with the appropriate Governmental Authority, including operator assignment applications, all in a form acceptable to the relevant Governmental Authority.
7.1.7    Guarantees. Purchaser shall have caused Parent and its Affiliates, if and to the extent applicable, to be released from the Guarantees; provided, however, that if the release of the Guarantees cannot be obtained, the Guarantees shall remain in effect and Purchaser shall indemnify and hold harmless Parent and each Seller from all Losses and claims arising in under or connection with such Guarantees from and after the Closing Date, pursuant to the terms of Section 11.3.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT

Sellers and Parent, jointly and severally, represent and warrant, that except as set forth in the Disclosure Schedules, the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:
8.1    Organization and Status of Sellers. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller is duly qualified and properly authorized to (i) own, operate or lease its properties, (ii) conduct the Business in the places and manner in which such properties are located and such Business is currently conducted, and (iii) perform all of its obligations under the Assumed Contracts, Leases and Permits, including the bonds related thereto. Each Seller has delivered to Purchaser true and correct copies of that Seller’s Certificate of Formation (or similar formation documents) and operating agreement, and all amendments thereto.
8.2    Authority. Each Seller and Parent each has full right and authority to execute and deliver this Agreement and any other documents pertaining to the Transactions to which the each of them is a party, to perform its obligations hereunder and to consummate the Transactions. All required action with respect to each Seller and Parent has been taken to approve this Agreement and the Transactions and no other action on the part of any Seller or Parent is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by each Seller and Parent and constitutes the valid and binding obligation of each Seller and Parent, enforceable in accordance with its terms, subject, however, to the effect of, and then only to the extent that enforceability may be limited by, bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement, the consummation of the Transactions, and the performance by each Seller and Parent of its obligations under this Agreement in accordance with its terms will not require the approval or consent of, or notice to or filing with, any Governmental Authority, except as related to the HSR Act and as necessary for transfer of the Permits and the bonds related thereto and the designation of Purchaser as operator thereunder pending transfer to Purchaser.
8.3    No Breach. The execution, delivery and performance by each Seller and Parent of this Agreement and any other documents pertaining to the Transactions to which any Seller or Parent is a party do not, and will not, (i) conflict with, violate or breach, or cause a default under, any provision of the certificate of incorporation, bylaws, certificate of formation, operating agreement or other organizational documents of any Seller or Parent or (ii) assuming receipt of the Consents set forth on Schedule 8.21, conflict with, or result in any violation of, or breach under, any Law, rule or regulation, or any judgment, injunction, order, decree, permit or license of any judicial or administrative authority or any arbitrator applicable to any Seller or Parent, (iii) assuming receipt of the Consents set forth on Schedule 8.21, conflict with, result in violation or breach of, or with notice or the passage of time or both, result in a breach by any Seller or Parent, or constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Assumed Contract to which any Seller or Parent is a party or by which any Seller or Parent or any of the Assets may be bound, or (iv) result in the creation or imposition of any Encumbrance, other than a Permitted Encumbrance, upon the Assets under any Contract to which any Seller or Parent or their respective properties may be bound. Assuming receipt of the Consents set forth on Schedule 8.21, neither any Seller nor Parent is a party to any Contract, nor is any Seller or Parent bound by, any judgment, injunction or decree of any Governmental Authority, which in any respect may restrict or interfere with the performance of this Agreement.
8.4    Financial Statements. Sellers or Parent has delivered to Purchaser: (a) unaudited consolidated balance sheets of the Business as at December 31, 2012 and December 31, 2013 and the related unaudited consolidated statements of income, changes in members’ equity, and cash flows for each of the two fiscal years ended on such dates, including the notes thereto (collectively, the “Year-End Financial Statements”) and (b) an unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Business as at September 30, 2014 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in members’ equity, and cash flows for the nine months then ended (collectively, the “Unaudited Financial Statements”, and together with the Year-End Financial Statements the “Financial Statements”). The Financial Statements (i) fairly present, in all material respects, the consolidated financial condition and the results of operations, changes in members’ equity, and cash flows of the Business as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) were prepared in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those included in the Year-End Financial Statements). The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Year-End Financial Statements. No financial statements of any Person other than Sellers are required by GAAP to be included or reflected in the Financial Statements. The Financial Statements were prepared from, and are consistent with, the accounting records of Sellers.
8.5    Ordinary Course of Business. Since September 30, 2014 (“Reference Date”), except as and to the extent described on Schedule 8.5, each Seller has:
8.5.1    continued its Business and conducted its operations and maintained the Assets in the ordinary course of business;
8.5.2    used commercially reasonable efforts to preserve the goodwill of all its suppliers, customers, potential customers, and all others having business relationships with it;
8.5.3    maintained its books, records and accounts relating to the Business in the usual, regular and ordinary manner; and
8.5.4    not taken any action or failed to take any action that if taken (or failed to be taken) after the date of this Agreement would constitute a breach, in any material respect, of the covenants set forth in Section 10.2 regarding continuation of the Business.
8.6    Ownership, Condition and Sufficiency of Assets.
8.6.1    Title to Assets; Encumbrances.
(a)    Except as listed on Schedule 8.6.1(a), each Seller has good and marketable title to all Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)    Except as listed on Schedule 8.6.1(b), there are no recorded or unrecorded Encumbrances relating to the Owned Real Property other than Permitted Encumbrances, and to Seller’s Knowledge, there are no recorded or unrecorded Encumbrances relating to the Leased Real Property other than Permitted Encumbrances.
(c)    The Assets (other than the Excluded Assets) constitute all of the assets, properties and rights necessary for the operation of the Business, including without limitation, all mining, processing, loading, transporting and selling of coal and all reclamation activities.
8.6.2    Owned Real Property. Schedule 8.6.2 sets forth an accurate and complete list, citing to the Deed Book and Page Number of each Seller’s source deed, of all Owned Real Property. The property maps attached hereto as Schedule 8.6.2(a) depict in a reasonably accurate manner the location and boundaries of the Owned Real Property. True and complete copies of the following have heretofore been delivered to Purchaser: (i) all deeds, title insurance policies, title insurance commitments, title reports, title opinions, title abstracts, maps and surveys relating to the Real Property which any Seller or any Affiliates of any Seller has in its possession, and (ii) all documents evidencing recorded and unrecorded Encumbrances upon the Real Property which any Seller or any Affiliates of any Seller has in its possession.

(a)Each Seller has the power and right to sell, transfer and convey the Owned Real Property to Purchaser.
(b)Each Seller has obtained all appropriate certificates of occupancy, Licenses, easements and rights of way, required to use and operate the Owned Real Property in all material respects in the manner in which the Owned Real Property is currently being used and operated in connection with the Business. Neither any Seller nor any Affiliates of any Seller has received notice, of any intention on the part of any issuing authority to cancel, suspend or modify any approvals, Licenses or Permits, and bonds related thereto, relating to the Owned Real Property.
(c)Except for Taxes not yet delinquent, each Seller has paid all Taxes which that Seller is legally obligated to pay, which are due and owing and which if not paid could constitute an Encumbrance on the Owned Real Property or impose Liability on Purchaser. Neither any Seller nor any Affiliates of any Seller has received notice of or become aware of any proposed special assessment which would adversely affect the Owned Real Property.
(d)There are no Actions pending or, to Seller’s Knowledge, threatened regarding the ownership, use or possession of the Owned Real Property, including subsidence claims, condemnation, expropriation or similar proceedings except as listed in Schedule 8.17.1. Except as set forth on Schedule 8.6.2(d), each Seller’s use and operation of the Owned Real Property as currently conducted does not violate, in any material respect, any Laws, and all coal facilities on the Owned Real Property are constructed, occupied and used by each Seller in compliance, in all material respects, with all Laws.
(e)No Seller is a party to any lease or assignment under which that Seller is a lessor or sublessor with respect to the Owned Real Property, and the Owned Real Property is not made available for use by any third party except as set forth on Schedule 8.6.2(e).
(f)There are no commitments, obligations or Liabilities with respect to the payment of rents or royalties, including overriding royalties, relating to any of the Owned Real Property.
(g)Except as set forth on Schedule 8.6.2(g), there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property or any interest therein.
8.6.3    Leases and Leased Real Property. Schedule 8.6.3 contains an accurate and complete list of all the Leases held by any Seller and used by any Seller in the operation of the Business, together with a list of all prepaid royalties and un-recouped minimum royalties for each Lease, and the Leases have not been amended or modified, assigned or subleased except as set forth on such Schedule 8.6.3. To Seller’s Knowledge, the property maps attached hereto as Schedule 8.6.3 depict in a reasonably accurate manner the location and boundaries of the Leased Real Property. A true and complete copy of each Lease, including all amendments and exhibits, has heretofore been delivered to Purchaser. Each of the Leases is in full force and effect and constitutes a valid and binding obligation of the Seller that is a party to such Lease and, to Seller’s Knowledge, the other party thereto except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The leasehold estate created by each Lease is free and clear of all Encumbrances created by, through or under any Seller or Affiliate of any Seller other than Permitted Encumbrances. Except as disclosed in Schedule 8.6.3, there are no defaults, breaches or uncured violations that could lead to a default by any Seller under any of the Leases and no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default, breach or uncured violation that could lead to a default by any Seller under any Lease. To Seller’s Knowledge, except as disclosed in Schedule 8.6.3, there are no defaults, breaches or uncured violations that could lead to defaults, by any other party, or to Seller’s Knowledge any events, which with notice, the passage of time or both, would constitute such defaults, breaches or violations by any other party under any of the Leases. There are no existing disputes between any Seller and any other party to any of the Leases or any party having rights under or with respect to the Leases that are expected to result in a claim of default, breach, or termination thereof. Sellers have paid all rents, royalties, and other payments due and payable under each Lease, and has otherwise complied with the Leases. Except as set forth on Schedule 8.6.3, no Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. Within the past four (4) years, no Seller has received any notice that there exists any default, breach, violation, lost coal claim or condition which with the passage of time would constitute a default or lost coal claim on the part of Seller under any Lease, except as set forth in Schedule 8.17.1. No Seller nor any Affiliate of a Seller has received any notice that any lessor or landlord under any Lease will cancel or terminate such Lease, or fail to perform its obligations under such Lease and to Seller’s Knowledge, no lessor or landlord under any Lease intends to cancel or terminate such Lease or fail to perform its obligations under such Lease.
(a)Subject to the Consents described on Schedule 8.21, each Seller has the power and right to assign the Leases to Purchaser.
(b)Each Seller has obtained all appropriate certificates of occupancy, Licenses, easements and rights of way, including proofs of dedication, required to use and operate the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated. Neither any Seller nor any Affiliates of any Seller has received notice of any intention on the part of the issuing authority to cancel, suspend or modify any approvals, Licenses or Permits, or bonds related thereto, relating to the Leased Real Property.
(c)There are no Actions pending or, to Seller’s Knowledge, threatened, regarding the ownership, use or possession of the Leased Real Property, including subsidence claims, condemnation, expropriation or similar proceedings except as listed in Schedule 8.17.1. Each Seller’s use and operation of the Leased Real Property as currently conducted does not violate, in any material respect, any Laws, and all coal facilities on the Leased Real Property are constructed, occupied and used by each Seller in compliance, in all material respects, with all Laws.
(d)Except as set forth in Schedule 8.6.3, there are no outstanding options or rights of first refusal to purchase or sublease any of the each Seller’s interest in the Leases or any interest therein.
(e)There are no commitments, obligations or Liabilities with respect to the payment of rents or royalties, including overriding royalties, under any Leases or relating to any Leased Real Property that are not otherwise set forth in the Leases.
(f)All royalties due and payable under the Leases have been paid in full on or before their due dates.
8.6.4    Buildings and Improvements. The buildings, improvements, loadout facilities, structures and other fixtures located on the Real Property, are in good operating condition and state of repair for the purposes for which they are used by each Seller in the operation of the Business, normal wear and tear excepted. No Seller has received notice which states that any Seller is in violation of any applicable building, zoning, subdivision, platting, fire, insurance, safety, health or other applicable Laws, ordinances or regulations in respect of its inventories, supplies, plants or structures, Real Property or the operation of any of the foregoing.
8.6.5    Environmental Matters. Except as set forth on Schedule 8.6.5, solely with respect to the Business and the Assets:
(a) each Seller is in compliance, in all material respects, with all Environmental Laws;

(b)During the four (4) years preceding the date of this Agreement, no Seller nor any Affiliates of any Seller has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that any Seller or any Affiliates of any Seller are not in compliance, in all material respects, with any Environmental Laws, except for such written communications that have been resolved in all respects. Sellers have delivered to Purchaser prior to the execution of this Agreement all phase I and phase II environmental site assessments and compliance reviews conducted during the four (4) years preceding the date of this Agreement that are in the possession of any Seller or any Affiliates of any Seller regarding environmental matters pertaining to, or the Environmental Condition of, the Real Property, Business or the compliance (or non-compliance) by any Seller with any Environmental Laws;
(c)there is no Environmental Claim by any Person that is pending or, to Seller’s Knowledge, threatened against any Seller, any Affiliates of Seller or against any Person whose Liability for any Environmental Claim any Seller (or any Affiliates of any Seller) has retained or assumed either contractually or by operation of Law, with respect to the Assets or the Business, nor, to Seller’s Knowledge, is there any valid basis for such claim to be brought;
(d)No Seller has, and to Seller’s Knowledge no other Person has, Released, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials in quantities and concentrations requiring immediate notification of Governmental Authorities and which are not otherwise authorized by Law or Permit, on or beneath the Real Property, or from the Real Property into the Environment, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Sellers and in compliance with Environmental Laws (which inventories and wastes, if any, were and are stored or disposed of in compliance with applicable Environmental Laws and in a manner such that there has been no unpermitted Release of any such Hazardous Materials into the Environment or on the Real Property);
(e)Except in compliance with a valid Permit listed on Schedule 8.19.1, no Seller has engaged in the treatment, storage, or disposal of Hazardous Materials at or in connection with the Assets or the operation of the Business, or transported or accepted for transport any Hazardous Materials;
(f)each Seller owns, holds, lawfully uses or possesses and is in compliance, in all material respects, with all Permits and bonds related thereto required under any Environmental Law necessary to conduct the Business as currently conducted; and
(g)without in any way limiting the generality of the foregoing (i) all on-site and off-site locations where any Seller currently or within the past four (4) years has stored, disposed or arranged for the disposal of Hazardous Materials, other than fuel or lubricants, are specifically identified on Schedule 8.6.5, (ii) all underground storage tanks and above ground storage tanks, and the capacity and contents of such tanks, located on any Real Property are specifically identified on Schedule 8.6.5, (iii) all former underground storage tanks have been removed from the Real Property in compliance with applicable, (iv) all PCBs or items containing PCBs in regulated amounts used or stored on any Real Property are identified on Schedule 8.6.5 and (v) there are no underground injection wells, radioactive materials or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed, other than the properly permitted waste disposal pits operated in the ordinary course of business in compliance with all Environmental Laws and which are listed on Schedule 8.6.5.
8.6.6    Inventory, Equipment and Fixed Assets.
(a)Except as disclosed in Schedule 8.6.6, a Seller has good and marketable title to all Equipment and Fixed Assets, free and clear of all Encumbrances other than Permitted Encumbrances. All tangible assets, Equipment and Fixed Assets are in good operating condition and state of repair for the purposes for which they are used by any Seller in the operation of the Business, normal wear and tear excepted.

(b)All of the Coal Inventories of the Business whether reflected in the Financial Statements or otherwise, consist of a quality and quantity usable and salable on a standalone or blended basis in the ordinary and usual course of business. The Coal Inventory is or will be on the Closing Date, in an amount that is normal and customary for the on-going and uninterrupted operation of the Business.
(c)The Parts and Supplies Inventory is or will be on the Closing Date, maintained at normal and customary levels for the on-going and uninterrupted operation of the Business.
8.6.7    Intellectual Property. A Seller validly owns, is validly licensed under or has legal right to use all registered Intellectual Property set forth in Schedule 8.6.7. The rights of Sellers in the Intellectual Property set forth in Schedule 8.6.7 are valid and in good standing, are owned, or licenses thereunder are held, free and clear of all liens and Encumbrances, other than Permitted Encumbrances and is all of the Intellectual Property necessary to operate the Business as currently conducted. No violations are or have been recorded in respect of any Intellectual Property set forth in Schedule 8.6.7 and no proceeding is pending or, to Seller’s Knowledge, threatened seeking the revocation or limitation of same. To Seller’s Knowledge, no Person is infringing upon the rights of any Seller in, or misappropriating the subject matter of, any Intellectual Property and no Person has claimed that any Seller is infringing or misappropriating the Intellectual Property of that Person or the Assets are infringing upon the Intellectual Property of that Person.
8.6.7    No Undisclosed Liabilities. Except as disclosed in Schedule 8.6.8, no Seller has Liabilities of any nature whether or not absolute, accrued, contingent or otherwise, including, without limitation, Liability for unpaid contributions to an Employee Benefit Plan and withdrawal Liability to any such plan, Liability under Environmental Laws, off-site Liability for disposal of Hazardous Materials and/or wastes, or Liability for contamination of property previously owned or leased directly or indirectly by any Seller, or Tax Liabilities due or to become due with respect to any of the Assets or in respect of business transacted by any Seller other than (i) Liabilities set forth in the Financial Statements, (ii) Liabilities that have arisen after the Interim Balance Sheet Date in the ordinary course of business that are not material in the aggregate, (iii) those incurred in connection with this Agreement and (iv) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP.
8.7    Contracts. Schedule 8.7 contains an accurate and complete list of all revenue generating Contracts of each Seller (and together with the Leases and Miscellaneous Contracts, the “Material Contracts”) and the Material Contracts have not been amended, modified, or assigned except as set forth on such Schedule 8.7. Sellers have delivered to Purchaser true and complete copies of all written Material Contracts, as amended to the date hereof and accurate and complete summaries of all oral Material Contracts. Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the applicable Seller and, to Seller’s Knowledge, the other party thereto. Except as disclosed in Schedule 8.7, there are no defaults, breaches or uncured violations that could lead to a default by any Seller under any of the Material Contracts. Except as disclosed in Schedule 8.7, there are no events, which with notice, the passage of time or both, would constitute such defaults, breaches or uncured violations that could lead to defaults by any Seller or, to Seller’s Knowledge, any other party, under any of the Material Contracts. There are no existing disputes between any Seller and any other party to any of the Material Contracts or any party having rights under or with respect to the Material Contracts. No Seller nor any Affiliates of any Seller has received any notice that any other party to a Material Contract will cancel or terminate such Material Contract, or fail to perform its obligations under such Material Contract and to Seller’s Knowledge, no other party to a Material Contract intends to cancel or terminate such Material Contract or fail to perform its obligations under such Material Contract.

8.8    Employee Benefit Plan and Related Matters.
8.8.1    Employee Pension Benefit Plans.
(a)    Except as set forth in Schedule 8.8.1(a), No Seller nor any ERISA Affiliate of any Seller sponsors, maintains or has any Liability (actual or contingent) with respect to any Employee Pension Benefit Plan that covers current or former employees, directors or consultants of any Sellers (with respect to the Business).
8.8.2    Employee Benefit Matters.
(a)Schedule 8.8.2(a) contains a true and complete list of all Employee Benefit Plans that cover current or former employees, directors or consultants of any Seller (with respect to the Business). For any disclosures on Schedule 8.8.2 which are for a: (i) Multiemployer Plan, (ii) a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, or (iii) a "multiple employer plan" within the meaning of Section 413(c) of the Code; a notation should be made on the Schedule 8.8.2(a) detailing the type of such Employee Benefit Plan from the listing within this Section 8.8.2(a). Sellers have delivered to Purchaser true, complete and correct copies of each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plans, descriptions thereof).
(b)Except as set forth in Schedule 8.8.2(b) with respect to the Business: (i) each Employee Benefit Plan that is intended to be qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, has received a favorable determination letter, opinion letter or advisory letter which it may rely on, from the IRS as to its qualified and exempt status, no such determination letter or opinion letter has been revoked nor has such revocation been threatened by the IRS, and no event has occurred that would adversely affect such Employee Benefit Plan’s qualified and exempt status or materially increase its costs, and (ii) each Employee Benefit Plan has been maintained and administered in material compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.
(c)As of the date hereof and as of the Closing Date that solely with respect to the Business:
(i)    No Seller nor any ERISA Affiliate of a Seller maintains any voluntary employee benefit associations under Section 501(c)(9) of the Code;
(ii)    No Seller (or any Affiliate of any Seller) provides employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan which provides for health benefit coverage following termination of employment with respect to employees of any Seller, except as is required by Section 4980B(f) of the Code or other applicable statute, nor has any Seller made any representations, agreements, covenants or commitments to provide such coverage; and
(iii)    With respect to each Employee Benefit Plan listed in Schedule 8.8.2(a), (A) all contributions required to be paid by any Seller or any ERISA Affiliate of a Seller have been timely paid to the applicable Employee Benefit Plan, (B) no Seller nor any ERISA Affiliate of any Seller has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, (C) a complete withdrawal from all such Employee Benefit Plans at the Effective Time would not result in any Liability to any Seller, (D) no action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such Employee Benefit Plan or to appoint a trustee for any such Employee Benefit Plan, (E) no such Employee Benefit Plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Sections 303 or 304 of ERISA, (F) no such Employee Benefit Plan has been required to file information pursuant to

Section 4010 of ERISA for the current or most recently completed fiscal year, and (G) no "reportable event," as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Employee Benefit Plan.
(d)    Parent and Sellers are conducting the sale of the Assets and Business for the purpose of achieving business objectives that are not related in any way to evading or avoiding potential Liability under ERISA or the Coal Act. The sale is an arms’ length transaction for which Parent and Sellers are receiving reasonably equivalent value.
8.9    Labor and Employee Relations.
8.9.1    There is no (and never has been any) collective bargaining agreement, works council agreement, other labor union Contract or similar agreement applicable to any Seller with respect to any employee of any Seller and no such agreement or Contract has been requested by any employee or group of employees of any Seller nor has there been any discussion with respect thereto by management of any Seller with any employees of any Seller. No Seller, nor any Affiliate of any Seller, has received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof nor are there any current union representation claims against any Seller involving any of the employees of any Seller. Further, to Seller’s Knowledge, no such charges or claims are threatened.
8.9.2    There are no, nor have there been, in the past four (4) years, any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of any Seller. There is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of any Seller.
8.9.3    There are no strikes, work stoppages, grievances, work slowdowns or lockouts nor of any threats thereof, by or with respect to any of the employees of any Seller.
8.9.4    With respect to the Business, except as disclosed on Schedule 8.9.4, there exist: (i) no charges of discrimination or lawsuits involving alleged violations of any fair employment Law, wage payment Law, occupational safety and health Law; (ii) no pending or, to Seller’s Knowledge, threatened, litigation arising out of employment relationships, or other employment-related Law, whether federal, state or local; and (iii) no pending or, to Seller’s Knowledge, threatened litigation arising out of employment relationships, by any applicant, employee or former employee of any Seller or any representative of any such Person or Persons with respect to the Business. No charges or claims involving any of the facilities or employees of any Seller are pending before any administrative agency, local, state or federal, and no lawsuits involving any of such facilities or employees are pending with respect to equal employment opportunity, age discrimination, occupational safety, or any other form of alleged employment practice or unfair labor practice.
8.9.5    Each Seller has complied, in all material respects, with all applicable Laws, rules and regulations relating to employment, including, but without limitation, those relating to wages, hours, concerted activity, non-discrimination, occupational health and safety and the payment and withholding of Taxes, and no Seller has no accrued Liability for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.
8.10    [Intentionally Omitted].
8.11    Employees of Sellers.
8.11.1    Schedule 8.11.1 sets forth, with respect to any Active Employee of each Seller, such individual’s (i) name, (ii) location, (iii) title, (iv) date of hire, (v) employment status (i.e., full-time, part-time or temporary), (vi) current annual base salary or hourly wage compensation as of the date hereof and (vii) any bonuses or other commission reasonably likely to be paid for the current calendar year.
8.11.2    Sellers have delivered to Purchaser true and complete copies of all employment agreements, separation agreements and any other Contracts between any Seller and any of its employees.
8.11.3    Except as set forth on Schedule 8.11.3, to Seller’s Knowledge, no employee of any Seller (i) intends to terminate his or her employment with such Seller, (ii) has received an offer to join a business that may be competitive with any Seller’s business and (iii) is a party to or bound by any confidentiality agreement, noncompetition agreement or other Contract (with any other Person) that may have an adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of such Seller or (B) the business or operations of any Seller.
8.12    Insurance.
8.12.1    Each Seller, either directly or indirectly through an Affiliate, has maintained with respect to the Business such policies of insurance for its benefit in respect of its operations, properties, assets and Business, including group insurance and any other life, health, disability or other insurance for benefit of employees or their dependents or both, as such Seller determined to be reasonably necessary for such purposes, taking into account the nature and size of its business, and comparable determinations made by similar businesses and all such current insurance policies are set forth on Schedule 8.12.1. Each Seller has paid all premiums due, and has otherwise performed its obligations, under each of its insurance policies.
8.12.2    Schedule 8.12.1 contains an accurate and complete list of all property, casualty, workers’ compensation and commercial general liability insurance policies (specifying the type of policy, the insurer, the amount of the coverage and the current policy term) presently maintained by Sellers applicable to their operations, properties, assets and business and all of these policies are still in full force and effect and these policies or policies substantially similar to these policies have been in full force and effect without interruption for the four (4) year period prior to Closing Date. There are no claims related to the Business, the Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Except as occurring in the ordinary course of business, no Seller has received any written notice of cancellation of, a material premium increase with respect to, or material alteration of coverage under, any of such insurance policies. All premiums due on such insurance policies have either been paid or, if not yet due, accrued. All such insurance policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who, to Seller’s Knowledge, are financially solvent; and (iii) have not been subject to any lapse in coverage. No Seller is in default under, and is in compliance with, in all material respects, all provision contained in any such insurance policy.
8.12.3    Each Seller is and at all times has been in compliance with all Laws relating to its Liabilities and obligations for the payment of workers’ compensation benefits and federal and state occupational disease benefits. Schedule 8.12.3 shows a true and complete list, dated as of November 30, 2014 of all pending claims against the Business for any such benefits.
8.13    [Intentionally Omitted]
8.14    [Intentionally Omitted]
8.15    [Intentionally Omitted]
8.16    [Intentionally Omitted]

8.17    Litigation, Investigations and Claims.
8.17.1    Schedule 8.17.1 sets forth a true, complete and correct list of (i) all existing and pending to Seller’s Knowledge, threatened litigation, arbitration, judgment, court order, decree, injunction, administrative order, claim (including, without limitation, any claim for withdrawal Liability under any Employee Benefit Plan), dispute or process against or by any Seller or against or related to the Assets or the operation of the Business (collectively “Litigation”);
8.17.2    Except as set forth on Schedule 8.17.2, with respect to any Seller, the Assets or the operation of the Business (i) there is no formal investigation, cessation order or notice of violation or other proceeding, administrative or otherwise, (ii) there are no conditions which could reasonably be expected to result in the commencement of any of the foregoing, and (iii) no such formal investigation, cessation order or notice of violation or other proceeding, administrative or otherwise is pending or, to Seller’s Knowledge, threatened, that, in each case, would prevent or hinder the consummation of the Transactions;
8.17.3    No Seller is in default in respect of any order, writ, injunction, decree or process of any arbitrator or Governmental Authority; and
8.17.4    Except as set forth on Schedule 8.17.1, no Seller nor any Affiliates of any Seller has received notice with respect to an unresolved charge of violation of any provision of any Law or administrative ruling or regulation relating to the Assets or the operation of the Business.
8.18    Laws and Regulations. Each Seller is in compliance, in all material respects, with all Laws, Permits, bonds related thereto, and Licenses relating to the Business and Assets, except as disclosed in Schedule 8.18 attached hereto. Except as set forth on Schedule 8.18, no Seller nor any Affiliates of any Seller has received (i) any notification from any Governmental Authority (a) asserting that any Seller is in violation of any of the Laws, Permits or bonds related thereto, or Licenses, or (b) threatening to revoke any Permits or bonds related thereto, or Licenses or (ii) any notice from any Governmental Authority indicating any Permits or bonds related thereto or Licenses being sought or renewed by any Seller will be denied by the applicable Governmental Authority.
8.19    Permits and Surety Bonds; Other Licenses.
8.19.1    Schedule 8.19.1 attached hereto is a complete list of (i) all of the mining permits and other permits, approval, clearances and authorizations held by each Seller in the operation of the Business and Assets, together with a description of the permitted property or facility, together with a true and complete list of all pending applications for additional permits or amendments to existing permits which have been submitted to any Governmental Authority or other entity by any Seller applicable to the operation of the Business (all such permits being herein referred to as the “Permits”); (ii) the applicable surety bonds (or similar financial assurances) and the amount of the surety bonds or other financial assurances under the Permits, and (iii) all of the licenses, franchises, certificates, authorizations, approvals, orders, and concessions held by any Seller and used in connection with the operation of the Business, together with a true and complete list of all pending applications for additional licenses franchises, certificates, authorizations, approvals, orders, and concessions or amendments to existing licenses, franchises, certificates, authorizations, approvals, orders, and concessions which have been submitted to any Governmental Authority or other entity by any Seller applicable to the operation of the Business (collectively, herein referred to as the “Licenses”), as amended, supplemented and modified.
8.19.2    The Permits and Licenses constitute all of the governmental permits, licenses, approvals, clearances, authorizations, franchises, certificates, orders and concessions necessary for the current operation of and the current conduct of all aspects of the Business and Assets, and all of the Permits, bonds related thereto, and the Licenses are final, unappealed, valid, in good standing and in full force and effect. Each Seller is in compliance, in all material respects, with the Permits, bonds related thereto, and Licenses. Except as set forth in Schedule 8.19.2, no suspension, revocation or cancellation of any of the

Permits, or bonds related thereto, or Licenses is pending or, to Seller’s Knowledge, threatened, except with respect to regular periodic expirations and renewals thereof, which renewals Sellers and Parent have no reason to believe will not be granted. No Seller has had any Permits, bonds related thereto, or Licenses, or any applications therefor, appealed, denied, revoked, restricted or suspended and is not currently a party to any proceedings involving the possible appeal, denial, revocation, restriction or suspension of any Permits, bonds related thereto, or Licenses or any of the privileges granted thereunder. No Seller, nor any Affiliate of any Seller, is permit blocked under the provisions of the Applicant Violator System (or any similar system) by any Governmental Authority (“AVS”).
8.20    Books and Records. The books, records and accounts of the Business accurately and fairly reflect its transactions and assets and liabilities of the Business.
8.21    Consents. Parent’s and Sellers’ entering into of this Agreement and the completion of the Transactions do not require the consent, waiver or approval of or notice to (collectively, the “Consents”) (i) any lessor, landlord or other third party under any of the Leases, (ii) any party, other than a Seller, under the Assumed Contracts, except for both (i) and (ii) those Consents listed on Schedule 8.21, or (iii) except as may be provided for under the Permit Operating Agreement, any Governmental Authority other than pursuant to the HSR Act. Additionally, Parent’s and Sellers’ entering into of this Agreement and the consummation of the Transactions will not constitute a default, or trigger any acceleration rights or other rights, under any of the Assumed Contract subject to receipt of the Consents listed on Schedule 8.21.
8.22    Customers. With respect to the Business, Schedule 8.22 sets forth a list of the customers of Sellers by sales revenue for the year 2013 and for the first nine months of 2014. With respect to the current customers to whom Purchaser will be making coal deliveries after Closing: (i) the Accounts Receivable from such customers are current and being paid in accordance with each customer’s respective coal supply agreements; and (ii) there are no outstanding quality or quantity adjustments to pricing that will cause a material deduction from, or delay, any payments to be received by Purchaser. No Seller, nor any Affiliates of any Seller, has received any notice (orally or in writing), and has no Knowledge, that any of its customers will cancel, terminate, or fail to perform its obligations under their existing coal supply Contracts.
8.23    Suppliers. With respect to the Business, Schedule 8.23 sets forth a list of the ten (10) largest suppliers of Sellers by dollars for the year 2013 and for the first nine months of 2014. No Seller nor any Affiliates of any Seller have received any notice and has no reason to believe, that any such supplier has ceased, or intends to cease to supply goods or services to any Seller or to otherwise terminate or materially reduce its relationship with any Seller.
8.24    Eminent Domain or Condemnation Proceedings. There are no eminent domain or condemnation proceedings pending or, to Seller’s Knowledge, threatened against the Real Property.
8.25    [Intentionally Omitted]
8.26    Taxes.
8.26.1    Filing of Tax Returns. Each Seller has properly prepared and duly and timely filed (in accordance with any extensions duly granted by the appropriate Governmental Authority, if applicable) with the appropriate Governmental Authorities all Tax Returns and reports required to be filed with any Governmental Authority. All such Tax Returns or reports are true, complete and accurate in all respects. No jurisdiction in which Sellers do not file a Tax Return has made a claim that any Seller is required to file a Tax Return in such jurisdiction.
8.26.2    Payment of Taxes. Except for such items as a Seller may be disputing in good faith by proceedings in compliance with applicable Law, each of which is described in Schedule 8.26.2 of the Disclosure Schedules, (i) each Seller has paid all Taxes that have become due with respect to any Taxes for any tax year ending on or before the Closing Date or any partial tax year that includes any period prior to the Closing Date (whether or not shown on any Tax Return) and has properly accrued on its books and records for all of the same that have not yet become due and (ii) no Seller is delinquent in the payment of any Tax. The unpaid Taxes of Sellers (i) did not, as of the date of the Interim Balance Sheet Date, exceed the applicable reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing Tax Returns.
8.26.3    No Pending Deficiencies, Delinquencies, Assessments or Audits. No Seller, nor any Affiliates of any Seller, have received any notice or received any other communication from any Governmental Authority that any Tax deficiency or delinquency has been asserted against Seller that could result in an Encumbrance on any of the Assets. No Seller, nor any trustee, director or officer (or employee responsible for Tax matters) of any Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of any Seller that has been asserted by any Governmental Authority. Other than routine audits of the consolidated Tax Returns of Parent, none of which are directly targeted at a Seller, the Assets or the Business, no Seller, nor any Affiliate of any Seller, has received notice or received any other communication from any Governmental Authority that a Governmental Authority audit of any Seller is pending or such audit is threatened. The results of any completed audits are properly reflected in the Financial Statements.
8.26.4    Extension of Limitation Period. There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any Assets. No Seller has requested an extension of time within which to file any Tax Return with respect to any taxable period for which a Tax Return has not since been filed. No Seller has granted an extension to any Governmental Authority of the limitation period during which any Tax liability may be assessed or collected.
8.26.5    Withholding Requirements Satisfied. All monies required to be withheld by any Seller and/or paid to Governmental Authorities for social security, Medicare, unemployment insurance, and all income, sales, excise, use, and other Taxes have been collected or withheld and/or paid to the respective Governmental Authorities in accordance with applicable Law.
8.26.6    Section 168 Property. None of the assets of any Seller are “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code. No Seller is a party to any “long-term contract” within the meaning of Section 460 of the Code.
8.26.7    Boycotts. No Seller has at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.
8.26.8    [Intentionally Omitted]
8.26.9    Pass-through Entities. No Seller is a party to any joint venture, partnership or other arrangement that is treated as a partnership or as a disregarded or transparent entity for any Tax purpose.
8.26.10    Taxes Through the Closing Date. In addition to the foregoing, each Seller shall pay any and all Taxes that may be now or hereafter due with respect to the Assets, the Business or the activities of any Seller through and including the Closing Date, except as set forth in this Agreement. Each Seller specifically acknowledges that it and not Purchaser shall be responsible for any and all such payments and Liabilities, except as otherwise expressly set forth in this Agreement.
8.27    No Brokers. Other than as set forth on Schedule 8.27, all negotiations relative to this Agreement and the Transactions have been conducted and carried out by Sellers and Parent (and their respective Affiliates) directly with Purchaser and without the assistance or intervention of any other Person so as, through action of, or on behalf of, any Seller, to give rise to any valid claim against Purchaser for a finder’s fee, broker’s fee, commission or other like payment. Except as set forth on Schedule 8.27, no Seller has engaged, retained or contracted with any finder, broker, investment banker or similar Person with respect to the purchase of the Assets or of any part thereof, so as to incur any Liability for a finder’s, broker’s or similar Person’s fee, commission or like payment in connection with the execution of this Agreement or the consummation of the Transactions. Except as set forth on Schedule 8.27, each Seller represents that it does not owe any brokers or finder fees or any other similar type of payment to any Person or entity with respect to relating to the sale of the Assets.
8.28    Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 8, SELLERS AND PARENT MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THE ASSETS OF SELLERS AND THE BUSINESS ARE BEING TRANSFERRED “AS IS, WHERE IS” ON THE CLOSING DATE, IN THEIR THEN PRESENT CONDITION. SELLERS AND PURCHASER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE. In particular, Purchaser acknowledges that, without limiting the foregoing disclaimer, except as expressly set forth in ARTICLE 8, no Person is making or has made any representation or warranty to Purchaser with respect to any oral or written information presented to Purchaser during any management presentation including any question and answer session thereto or any oral or written information provided to Purchaser in the course of its due diligence investigation of Sellers or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE 9 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers and Parent that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:
9.1    Organization and Status of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
9.2    Authority. Purchaser has full right and authority to execute and deliver this Agreement and any other documents pertaining to the Transactions to which Purchaser is a party, to perform its obligations hereunder and to consummate the Transactions. All required corporate action with respect to Purchaser has been taken to approve this Agreement and the Transactions and no other action on the part of Purchaser is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, however, to the effect of, and then only to the extent that enforceability may be limited by, bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement, the consummation of the Transactions, and the performance by Purchaser of this Agreement in accordance with its terms shall not require the approval or consent of, or notice to or filing with, any foreign, federal, state, county, local or other governmental or regulatory body, except as necessary for transfer of the Permits and bonds related thereto and the designation of Purchaser as operator thereunder pending transfer to Purchaser.
9.3    No Breach. The execution, delivery and performance by Purchaser of this Agreement and any other documents pertaining to the Transactions to which Purchaser is a party do not, and will not, (i) conflict with, violate or breach, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Purchaser or (ii)  conflict with, or result in any violation of, or breach under, any Law, rule or regulation, or any judgment, injunction, order, decree, permit or license of any judicial or administrative authority or any arbitrator applicable to Purchaser, (iii) conflict with, result in violation of, breach of, or with notice or the passage of time or both, would result in breach by Purchaser, or constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract, lease or other agreement to which Purchaser is a party or by which it or any of its property may be bound, or (iv) result in the creation or imposition of any Encumbrance (other than Encumbrances granted to Purchaser’s financing source in connection with Purchaser’s financing of the Purchase Price). Purchaser is not a party to any agreement or lease, nor is Purchaser bound by, any judgment, injunction or decree of any court or Governmental Authority, which in any respect may restrict or interfere with the performance of this Agreement.
9.4    Consents. Except with regard to the Permits and any filing required pursuant to the HSR Act, no consent, approval or action of, filing with or notice to, any Governmental Authority or any other person or entity, on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
9.5    Brokers. Other than any Person identified in Schedule 9.5, all negotiations relative to this Agreement and the Transactions have been conducted and carried out by Purchaser directly with Sellers and Parent and without the assistance or intervention of any other Person so as, through action of Purchaser, to give rise to any valid claim against any Seller for a finder’s fee, broker’s fee, commission or other like payment. Except as set forth in Schedule 9.5, Purchaser has not engaged, retained or contracted with any finder, broker or similar Person with respect to the purchase of the Assets or of any part thereof, so as to incur any Liability for a finder’s fee, broker’s fee, commission or like payment in connection with the execution of this Agreement or the consummation of the Transactions.
9.6    Permitting. Except as set forth on Schedule 9.6, neither Purchaser nor any person or entity that, together with any Affiliate of Purchaser, owns ten percent (10%) or more of the equity interests of Purchaser has been subject to any bond forfeiture, permit suspension or revocation or similar effort or any Proceeding instituted by any Governmental Authority that would prohibit the transfer of the Permits to Purchaser.  Neither Purchaser nor any person or entity “owned or controlled” by Purchaser or any of their respective Affiliates, has been notified by the Federal Office of Surface Mining or the agency of any state administering SMCRA (or any comparable state statute), that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.”  As used in this Section 9.6, “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5 (1991); and “Proceeding” shall mean any action, suit, proceeding, arbitration, investigation or audit, whether or not by any Governmental Authority.
9.7    Ownership and Control File. To the extent required, Purchaser has filed with the applicable Governmental Authorities an ownership and control file necessary to facilitate the timely transfer of the Permits to Purchaser as such timing is contemplated under the terms of this Agreement.
9.8    Financing. Purchaser has all funds necessary or will have at Closing (or has fully committed debt financing for all funds necessary) to consummate the Transactions, including, without limitation, (a) all funds necessary for it to pay the Purchase Price at Closing, (b) all funds necessary to pay all fees, expenses and other amounts contemplated to be paid by Purchaser under this Agreement, and (c) the credit capacity sufficient to post new letters of credit and bonds and issue new guaranties, as necessary, in accordance with the terms of this Agreement.
ARTICLE 10 COVENANTS OF PARTIES
10.1    Access to Information. Between the date of this Agreement and the Closing Date, Sellers shall (i) afford Purchaser and its authorized representatives (including its designated engineers and consultants) reasonable access to the Real Property and all offices, preparation plants, underground mine workings and other facilities of the Business and to all books and records relating to the Business, (ii) permit Purchaser to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information concerning the Business as Purchaser may from time to time reasonably request, including without limitation, evidence of the payment of royalties under the Leases. Purchaser and its authorized representatives shall conduct all such inspections and inquiries in a manner that will minimize disruptions to the business and operations of the Business. Without limitation, Purchaser and Sellers shall, beginning immediately upon the date of this Agreement and continuing until Closing, conduct a joint pre-closing review, audit and investigation to confirm the quantities and quality of Coal Inventory, Parts and Supplies Inventory, the existence and location of the Equipment and Fixed Assets and other quantification and valuation procedures, for the purpose of verifying the same and determining the adjustments to the Base Purchase Price as set forth in Section 2.5.
10.2    Continuation of Business. With respect to the Business, Sellers and Parent shall, and shall cause their respective Affiliates to, from the date of this Agreement through the Closing Date:
10.2.1    carry on the Business in a proper and prudent manner and, except as contemplated in order to consummate the Transactions, in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting, including maintaining all inventories of the Business to the same amounts on average that they have been historically maintained over the last 12 months;
10.2.2    maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;
10.2.3    perform all its obligations under the Material Contracts, Leases and other Contracts relating to or affecting the Assets;
10.2.4    keep in full force and effect the current insurance policies that cover Sellers without being in default or failing to give any notice or present any claim thereunder;
10.2.5    use its commercially reasonable efforts to assist Purchaser in hiring the services of the Active Employees of the Business that Purchaser desires to hire;
10.2.6    use its commercially reasonable efforts to maintain and preserve each Seller’s business organization intact, maintain each Seller’s relationship with its vendors, customers and others having business relations with it, operate and maintain the Business in a sound and prudent manner and not allow any Assumed Contract, Permit, License, franchise, certificate or privilege necessary for the operation of the Business to lapse, terminate or be in default and not to violate any Law, Permit or License. Sellers will timely file all required reports and notices with the applicable Governmental Authorities and will properly and timely pay all bonuses, rentals, royalties, or other payments due and owing with respect to the Assets and the operation of the Business;
10.2.7    notify the Purchaser in writing of any new revenue-generating Contract (including any purchase orders), including the name of the counter-party and the material terms of the new Contract;
10.2.8    with respect to the Business, collect or withhold all amounts required to be collected or withheld by any Seller or any Affiliates of any Seller for income, social security, unemployment, excise, or any other Taxes or assessments and pay to the appropriate Governmental Authorities or set aside in appropriate accounts any such amounts;
10.2.9    not enter into or in any way take steps to enter into any collective bargaining agreement or other labor agreement with any union or other labor organization; and
10.2.10    comply, in all material respects, with all applicable Laws.
10.3    No Changes in Business. Except as permitted herein, Sellers and Parent shall not, and shall cause their respective Affiliates to not:
10.3.1    with respect to the Business, except in the ordinary course of business, enter into any Contract or commitment that will result in the incurrence of any Liability or make any capital expenditures;

10.3.2    amend any Assumed Contract in a manner that is materially adverse to the Business provided that, Parent shall provide Purchaser written notice of any such amendments;
10.3.3    sell, assign, lease or otherwise transfer or dispose of any of the Assets except the sale of coal in the ordinary course of business;
10.3.4    merge or consolidate any Seller or agree to merge or consolidate any Seller with or into any other Person;
10.3.5    cause any Seller (or any subsidiary of any Seller) to purchase all or substantially all of the assets of another Person;
10.3.6    cause any Seller (or any subsidiary of any Seller) to purchase the equity interests of any other Person;
10.3.7    enter into or amend any Contract, or enter into any other transaction, directly or indirectly, with any Affiliate other than cash management and treasury transactions in the ordinary course of business;
10.3.8    effect any material change in the conduct of the Business in violation of Section 10.2 above;
10.3.9    take any action or fail to take any action that would make any of the representations and warranties made by Sellers and/or Parent in or pursuant to this Agreement (other than the Fundamental Reps made by Sellers and Parent) incorrect in any material respect as of the Closing Date; or
10.3.10    take any action or fail to take any action that would make any of the Fundamental Reps of Sellers and Parent incorrect in any respect as of the Closing Date.
10.4    Information for Applications. The Parties shall cooperate with each other, their representatives and counsel in the preparation of any documents or other material which may be required by any Governmental Authority in connection with the Transactions.
10.5    Consents and Approvals. Sellers and Parent shall use commercially reasonable efforts, as set forth in this Agreement, to secure all Consents that are necessary to effect the Transactions. Such commercially reasonable efforts shall not require any payment or other consideration from the Parties. Upon the reasonable request of Parent and Sellers, Purchaser shall provide commercially reasonable assistance to Sellers and Parent to effect securing such Consents.
10.6    Interview of Employees. As a means of permitting an orderly transition of the Business, Sellers and Parent will permit Purchaser reasonable access to the employees of any Seller prior to Closing for purposes of completing Purchaser’s due diligence.
10.7    Tax Matters. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date.
10.7.1    Responsibility for Filing Income Tax Returns. With respect to income Taxes, franchise Taxes and other Taxes based on income, the Parties shall each be responsible for the filing of its own Tax Returns and payment of any Taxes imposed on it that arise from the Transactions contemplated by this Agreement or otherwise.
10.7.2    Certain Taxes and Fees. Purchaser shall pay one-half and Parent shall pay one-half of all Transfer Taxes in connection with the sale, conveyance, assignment, transfer and delivery of the Assets to the Purchaser and the consummation of the Transactions contemplated by this Agreement.

Purchaser shall pay one-half and Parent shall pay one-half of all document recording costs and fees incurred in connection with the public filing of the transfer documents associated with the Assets. Purchaser shall pay one-half and Parent shall pay one-half of all filing fees associated with any filing required pursuant to the HSR Act.
10.7.3    Cooperation on Tax Matters. After the Closing, upon reasonable written notice, the Parties shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Assets and the Business (including, access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority and the prosecution or defense of any Action related to any Tax Return. The Parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets or the Business. Sellers and Parent shall use commercially reasonable efforts to provide Purchaser with such information that is in each Seller’s or Parent’s possession and is reasonably requested by Purchaser to identify the jurisdictions in which Tax Returns are required to be filed, or Taxes are required to be paid, and the types of Tax Returns required to be filed, in each case with respect to the Business or the Assets.
10.8    Efforts and Actions to Cause Closing to Occur.
10.8.1    Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Transactions as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary, proper or advisable to obtain any required approvals, authorizations, Consents, orders, Licenses, Permits, bonds related thereto, qualifications, exemptions, waivers, certificates, franchises and registrations by any third party or Governmental Authority. In addition, neither Party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission or Consent from any Governmental Authority or other Person required to be obtained prior to Closing.
10.8.2    Prior to the Closing, each Party shall promptly notify the other, provide any necessary information with respect to, all filings made by such Party with any Governmental Authority in connection with this Agreement and the Transactions. Each Party hereto shall promptly provide the other Party with copies of any written communication received by such Party from any Governmental Authority regarding any of the Transactions. If either Party or an Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to any of the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after notification to the other Parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including the Permits and bonds related thereto) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Sellers and Parent shall use commercially reasonable efforts consistent with its obligations set forth in this Agreement to cooperate with Purchaser and provide commercially reasonable assistance as needed to effect such transfers, amendments or modifications.
10.8.3    Sellers and Parent shall use commercially reasonable efforts to obtain, at or prior to the Closing, an unconditional release of any Encumbrance, mortgage or lien other than the Permitted Encumbrances, on the Assets.
10.9    Notification of Certain Matters; Updating of Disclosure Schedules.
10.9.1    Prior to the Closing, Sellers and Parent shall give written notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would cause either (a) any representation or warranty made by any Seller or Parent contained in this Agreement (other than the Fundamental Reps) to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or after the Closing Date, (b) any Fundamental Rep made by any Seller or Parent to be untrue or inaccurate in any respect at any time from the date hereof to the Closing Date or after the Closing Date (c) any condition of Purchaser set forth in ARTICLE 6 to be incapable of being satisfied prior to the Closing Date, or (d) any condition set forth in ARTICLE 5 to be incapable of being satisfied prior to the Closing Date, and (ii) any failure of any Seller or Parent to comply with or satisfy any covenant or agreement in any material respect, or any condition to be complied with or satisfied by either of them hereunder.
10.9.2    On or immediately before the Closing Date, Seller and Parent may amend or supplement the Disclosure Schedules to reflect any matter that arises after the date hereof that, if existing or known on the date hereof, would have been required to be disclosed in such Disclosure Schedules; provided, however, that no such supplement or amendment shall have any effect on the satisfaction of Purchaser’s condition to closing set forth in Section 6.1.6; provided, however, if the Closing shall occur, then Purchaser (and each other Purchaser Indemnified Party) shall be deemed to have waived any right or claim based upon a breach of a representation or warranty set forth in ARTICLE 8 pursuant to Section 11.2.1 (other than any claim based upon fraud or willful misconduct), with respect to any and all matters disclosed pursuant to any such supplement or amendment of the Disclosure Schedule made by Parent or Seller at or prior to the Closing to the extent that such disclosure complies with the terms of this Agreement.
10.9.3    Prior to the Closing, Purchaser shall give written notice to Sellers promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would cause either (a) any representation or warranty made by Purchaser contained in this Agreement (other than Fundamental Reps) to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or after the Closing Date, (b) any Fundamental Rep made by Purchaser to be untrue or inaccurate in any respect at any time from the date hereof to the Closing Date or after the Closing Date (c) any condition of Sellers set forth in ARTICLE 7 to be incapable of being satisfied prior to the Closing Date, or (d) any condition set forth in ARTICLE 5 to be incapable of being satisfied prior to the Closing Date, and (ii) any failure of Purchaser to comply with or satisfy any covenant or agreement in any material respect, or any condition to be complied with or satisfied by it hereunder.
10.10    Permit Matters. As soon as possible following the Closing, but in no event more than five (5) Business Days after the Closing, Purchaser shall apply with the appropriate Governmental Authority for the transfer of the Permits and all bonds related thereto to Purchaser, including operator assignment filings, and provide copies of all filings therefor to Sellers. From and after the Closing, Purchaser shall diligently pursue the transfer of the Permits and all bonds related thereto to the Purchaser, and Purchaser shall be authorized to operate under the Permits and all bonds related thereto in accordance with applicable Laws and the terms and conditions contained in the Permit Operating Agreement. Sellers and Parent shall diligently provide any cooperation needed to bring about the transfer of the Permits and all bonds related thereto. Purchaser, at all times prior to the transfer of the Permits, and all bonds related thereto, to the Purchaser, shall: (i) comply with all applicable Laws governing, and all conditions and requirements of, or pertaining to, any such Permits and the bonds related thereto that the Purchaser operates under; and (ii) be solely responsible for all incidents of violation, non-compliance, and similar occurrences related to Purchaser’s operations under the Permits and the bonds related thereto. Purchaser shall promptly deliver to Sellers written notice of any such incidents or occurrences, which Sellers shall have the right, but not the obligation, to cure (including right of entry onto the applicable Real Property). Each Seller shall have (and the Purchaser grants) all rights of entry onto the Real Property necessary, in each Seller’s sole discretion, for such Seller to maintain the Permits prior to transfer. Purchaser shall indemnify Sellers from and against any and all Losses incurred or suffered by any Seller, including, without limitation, any and all demands, causes of actions, lawsuits, complaints and other claims resulting from or arising out of such use of the Permits by Purchaser.
10.11    Records of Business.

10.11.1    For a period of five (5) years after the Closing Date, Sellers and Parent shall maintain at the Parent’s principal office originals or copies of all accounting and other files, records, documents and physical data relating to the Assets and the Business (collectively the "Business Records") that are not transferred as part of the Assets, including any schematics, books, manuals, technical information and engineering data and reports, core hole data, environmental assessments, programming information, computerized data, books of account, employment compensation and benefit records, customer lists and files (including customer data relating to sales of coal within the last two (2) years from the Business and current and former customers' credit records), quality records and reports, research records, cost information, pricing data, market surveys, mailing lists, purchase and sale records and correspondence, advertising records, other survey documents, business plans, test results, borings, product specifications, drawings, diagrams, training manuals, maps, reserve studies, personnel files, workers' compensation files, black lung claim files or other files related to the Business. For a period of five (5) years after the Closing Date, Purchaser shall have the right to inspect, review and copy the Business Records, except to the extent Sellers and Parent are prohibited from disclosing such records to Purchaser pursuant to applicable Law or Contract (other than an Assumed Contract).
10.11.2    For a period of five (5) years after the Closing Date, Purchaser shall maintain at Purchaser’s principal office originals or copies of all accounting and other files, records, documents and physical data relating to the Assets and the Business (collectively the “Other Records”) that are transferred to Purchaser as part of the Assets, including any personnel records of Continuing Employees. For a period of five (5) years after the Closing Date, Seller shall have the right to inspect, review and copy the Other Records for the purposes identified in Section 10.11.3, except to the extent Purchaser is prohibited from disclosing such records to Seller pursuant to applicable Law or Contract (other than an Assumed Contract).
10.11.3    Each of the Parties, as applicable, shall reasonably cooperate as to and to the extent reasonably requested by the other, in the conduct of any audit, litigation or other proceeding to the extent relevant to the Business, the Assets, the Excluded Assets, the Excluded Liabilities or the Continuing Employees.
10.12    Customer Interviews. After the signing of this Agreement and prior to the Closing, Sellers and Parent shall fully cooperate with Purchaser in its efforts to interview certain material customers of Sellers as specified by Purchaser and agreed to by such Seller (and such agreement not to be unreasonably withheld or delayed) including arranging meetings between Purchaser and all such customers. The Parties shall use commercially reasonable efforts to agree upon the timing of and a process by which any such key customer visits shall take place.
10.13    Release of Guarantees. Purchaser shall use commercially reasonable efforts to obtain the (i) releases of the guarantees of Parent and its Affiliates in relation to certain coal sales agreements and coal leases as set forth on Schedule 10.13 (the “Guarantees”) and (ii) the consents to novate the Guarantees.
10.14    Sellers’ Insurance Policies. Sellers shall be solely responsible for any additional premiums, including associated Taxes and fees that may be due for insurance policies listed in Schedule 8.12.1 following the Closing Date as a result of a premium audit by the insurer or its representatives. Purchaser acknowledges that any premium return, including associated Taxes and fees, as a result of such audits and/or return of pre-paid premium by insurers following termination of insurance for Business by Sellers applicable to the period on or after the Closing Date shall be retained by Sellers for their sole benefit.
10.15    Baisden-Vaughan Lease. With respect to the Baisden-Vaughan Lease, commencing promptly after the date hereof, the Parties shall fully cooperate with each other to obtain a resolution of the dispute with the lessor of the Baisden-Vaughan Lease that is mutually acceptable to the Parties prior to the Closing which, unless the Parties otherwise agree, will include, at a minimum, a consent by such lessor to the assignment of the Baisden-Vaughan Lease to Purchaser and an estoppel certificate from such lessor that there does not exist any defaults under the Baisden-Vaughan Lease and that such lease is still in full force and effect. In the event that the Parties are unable to get a resolution to the dispute with the lessor of the Baisden-Vaughan Lease that is reasonably acceptable to all Parties, then the Parties shall negotiate in good faith to amend this Agreement to remove the Baisden-Vaughan Lease as an Asset (and make it an Excluded Asset) and make a corresponding adjustment to either the Purchase Price or the Target Base Working Capital.
ARTICLE 11 INDEMNITIES

11.1    Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that the Fundamental Reps shall survive indefinitely and the representations and warranties set forth in Sections 8.6.5 (Environmental Matters), and 8.26 (Taxes) shall survive the Closing until ninety (90) days after the date on which the statute of limitations applicable to the matter covered by such representation or warranty expires; provided further, that if written notice of a claim has been given before the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. All covenants contained this Agreement shall survive the Closing.
11.2    Indemnification by Sellers and Parent. Following the Closing, Sellers and Parent shall jointly and severally indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors, managers, employees, agents, direct and indirect equity owners successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses, whether or not the possibility of such Losses has been disclosed to any Seller or Parent in advance, or whether or not such Losses could have been reasonably foreseen by any Seller or Parent, arising out of or resulting from:
11.2.1    any inaccuracy in or breach of any representation or warranty of any Seller or Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller or Parent pursuant to this Agreement;
11.2.2    any breach of any covenant or agreement made by any Seller or Parent in this Agreement;
11.2.3    all Actions, litigation, arbitration, investigations or other proceedings, administrative or otherwise, now pending or later brought against Purchaser Indemnified Parties to the extent resulting from any condition existing, event occurring, or business conducted by any Seller or any Affiliates of any Seller on or before the Closing Date, including the Litigation;
11.2.4    the Excluded Assets;
11.2.5    the Excluded Liabilities;
11.2.6    (i) unfunded or underfunded pension Liabilities of any Seller, Parent or any of their respective Affiliates and all Liabilities under the pension plans and other Employee Benefit Plans of any Seller, Parent or any of their respective Affiliates, (ii) any severance benefits and termination Liabilities for employees of any Seller and (iii) any other Seller employee-related claims or Actions arising from acts, omissions, circumstances or conditions occurring on or before the Closing Date; and
11.2.7    any business of any Seller or any Affiliates of any Seller other than the Business.
11.3    Indemnification by Purchaser. Following the Closing, Purchaser shall indemnify and hold harmless Sellers and Parent, their respective Affiliates and their respective officers, directors, members, employees, agents, direct and indirect equity owners, successors and assigns (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses, whether or not the possibility of such Losses has been disclosed to the Purchaser in advance, or whether or not such Losses could have been reasonably foreseen by the Purchaser, arising out of or resulting from:
11.3.1    any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement;
11.3.2    any breach of any covenant or agreement made by Purchaser in this Agreement;
11.3.3    the Assumed Liabilities;
11.3.4    the Purchaser’s ownership, use or operation of the Assets or the Business after the Closing Date; and
11.3.5    any and all claims made against each Seller’s Permits or surety bonds prior to the time the same are transferred to Purchaser for activities (or lack thereof) of the Purchaser following the Closing Date, including any and all reclamation and end of mine obligations that are expressly included in the Assumed Liabilities.
11.4    Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement any indemnification claims shall be limited as follows (other than any indemnification claims or other Actions based upon (i) fraud or wilful misconduct, (ii) a breach of Section 8.26 (Taxes), or (iii) a breach of any Fundamental Reps, which, in each instance, shall not be subject to the limitations set forth in this Section 11.4):
11.4.1    The maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 11.2.1 that may be recovered from Sellers and/or Parent shall not exceed $17,500,000;
11.4.2    The maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 11.3.1 that may be recovered from Purchaser shall not exceed $17,500,000; and
11.4.3    No indemnification by Sellers and Parent with respect to any Loss otherwise payable under Section 11.2.1 and no indemnification by the Purchaser with respect to any Loss otherwise payable under Section 11.3.1, shall in either case be payable until such time as all such indemnifiable Losses shall aggregate to more than $875,000 (the “Basket”), after which time Sellers and Parent, or Purchaser (as the case may be) shall be liable in full for all indemnifiable Losses above $175,000.
Further, notwithstanding anything to the contrary herein, other than any claim based upon fraud or wilful misconduct, all Parties indemnification obligations herein shall not exceed under any circumstances an amount equal to fifty percent (50%) of the Purchase Price.
11.5    Indemnification Procedures.
11.5.1    The obligations and Liabilities of the Parties under this ARTICLE 11 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this ARTICLE 11 (“Third Party Claims”) shall be governed by the terms and conditions set forth in this Section 11.5. If any Purchaser Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”), as the case may be, shall receive written notice of any Third Party Claim, the Indemnified Party shall give Sellers and Parent or the Purchaser (each, the “Indemnifying Party”), as the case may be, notice of such Third Party Claim within 20 days after the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this ARTICLE 11 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.
11.5.2    The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnified Party within twenty-five (25) days of the receipt of such notice from the Indemnified Party and the Third Party Claim involves money damages and not an injunction or other equitable relief that could have an adverse effect on the Assets and the Indemnifying Party acknowledges in writing its Liability to the Indemnified Party under this ARTICLE 11 and agrees to indemnify the Indemnified Party in accordance with the terms of this ARTICLE 11; provided, however, in the event that Indemnified Party reasonably determines (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party or relates to or arises in connection with any criminal proceeding, or (iii) the Indemnified Party has reasonably determined that the Losses from the Third Party Claim are likely to exceed the limits of the remaining indemnification obligation of the Indemnifying Party under this Agreement, then, in each such instance, the Indemnified Party shall be entitled to assume control of the defense of the Third Party Claim at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any Party conducting the defense against such claim without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld; provided, however, Parent shall have the right to settle any claim (other than claims for Taxes) for which it is the Indemnifying Party without the prior written consent of any other Party if such settlement provides for a complete and unconditional release of the Indemnified Party, does not include any admission of culpability and involves only the payment of money damages.
11.6    Calculation of Losses. The Parties shall make appropriate adjustments for Tax benefits and insurance coverage actually realized or received in determining Losses for purposes of this ARTICLE 11. All indemnification payments under this ARTICLE 11 shall be deemed adjustments to the Purchase Price.
11.7    Exclusive Remedy. Except as provided in Section 2.4 and Section 2.5 and any Actions for injunctive relief or specific performance as set forth in this Agreement, Actions for a breach of Sections 13.5 or Section 14.5 or any Actions based upon fraud or wilful misconduct, any Action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the Transactions contemplated by this Agreement or otherwise in respect of the status, operations or ownership of the Assets and the Business on or prior to the Closing Date must be brought by the Parties in accordance with the provisions and applicable limitations of this ARTICLE 11, which shall constitute the sole and exclusive remedy of all Parties, their affiliates, successors and assigns for any such Actions.
11.8    Materiality Scrape. For purposes of this ARTICLE 11 the determination of an inaccuracy in or breach of any representation or warranty made by a Party in this Agreement shall be determined without regard to any materiality, Material Adverse Change or other similar qualification contained in or otherwise applicable to such representation and warranty.

11.9    No Duplication of Recovery. In no event shall any Purchaser Indemnified Party have any right to indemnification from Sellers or Parent for Losses relating to any matter to the extent such matter was reserved for and taken into account in finally determining the Final Closing Date Working Capital.
11.10    Escrow Fund. The Escrow Funds, to the extent available, will serve as the initial source of payment from Seller or Parent for indemnification claims by the Purchaser Indemnified Parties.
ARTICLE 12 TERMINATION
12.1    This Agreement may be terminated or abandoned at any time prior to the Closing Date under any of the following conditions:
12.1.1    By the mutual written consent of the Parties.
12.1.2    By any Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Business and/or Assets and such order, decree, ruling or other action shall have become final and non-appealable.
12.1.3    By any Party if the Transactions contemplated hereby have not been consummated by January 31, 2015, provided that, no Party shall be entitled to terminate this Agreement pursuant to this Section 12.1.3 if the breach of this Agreement by such party (or in the case of termination by Sellers or Parent, a breach by any Seller or Parent) has prevented the consummation of the Transactions.
12.1.4    By Sellers or Parent if any Seller or Parent is not in material breach of its obligations under this Agreement, and if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Sellers or Parent to Purchaser specifying such breach.
12.1.5    By Purchaser if Purchaser is not in material breach of any of its obligations under this Agreement, and if any Seller or Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Purchaser to Sellers specifying such breach.
12.2    Effect of Termination.
12.2.1    In the event that this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties under this Agreement shall terminate without further Liability of either Party to the other; provided, that the obligations of the Parties under this Section 12.2 and ARTICLE 14 shall survive any such termination.
12.2.2    The termination of this Agreement shall not limit or otherwise prejudice any rights or claims that any Party may have, and any Party may pursue all legal remedies to which such Party may be entitled at law or in equity (including specific performance) under this Agreement or otherwise in addition to the remedies set forth above.

ARTICLE 13 OTHER AGREEMENTS

13.1    Insurance and Disability Claims.
13.1.1    Sellers and their Affiliates and their respective Employee Benefit Plans shall be responsible for medical, dental and vision care services, including the payment of claims incurred on or prior to the Closing Date but not yet reported, rendered to Continuing Employees and eligible dependents on or before the Closing Date, and for life insurance Liabilities incurred with respect to Continuing Employees and eligible dependents on or before the Closing Date. Sellers and Parent shall cause their respective Employee Benefit Plans to provide COBRA continuation, medical, dental and vision coverage on and after the Closing Date to employees of any Seller and their eligible dependents who timely elect COBRA continuation coverage. All disability and accident indemnity events with respect to any employee of any Seller which occurred on or prior to the Closing Date will be the sole responsibility of Sellers, their Affiliates and their respective Employee Benefit Plans.
13.2    Workers' Compensation.
13.2.1    Notwithstanding any other provision in this Agreement, but subject to Section 13.2.2 below, (i) all Liabilities and obligations of any Seller pursuant to workers' compensation Laws and regulations of West Virginia or any other applicable state and arising out of any occupational injury or exposure occurring on or before the Closing Date, shall be and remain the Liabilities and obligations of Sellers, and (ii) any such Liabilities and obligations of Purchaser arising out of any occupational injury or exposure occurring after the Closing Date shall be the Liabilities and obligations of Purchaser.
13.2.2    With respect to workers’ compensation claims, from and after the Closing Date, (i) Sellers shall remain solely responsible for all workers’ compensation claims of any Continuing Employee to the extent that they relate to an accident that occurred or injury that was identifiably sustained on or prior to the Closing Date, regardless of whether such claims are filed by such Continuing Employee before or after the Closing Date and (ii) Purchaser shall assume and become solely responsible for all other workers’ compensation claims of any Continuing Employees (including (a) injuries identifiably sustained by Continuing Employee after the Closing Date that are aggravations or re-injuries of injuries or illnesses that were sustained on or before the Closing Date and (b) treatment after the Closing Date required by Continuing Employee following complete recovery from injuries sustained on or before the Closing Date).
13.2.3    In the event a claim is made against Purchaser with respect to which Purchaser believes is Sellers’ responsibility pursuant to the provisions of this Section 13.2, Purchaser shall promptly give written notice thereof to Sellers as soon as the claim is filed but in no event later than twenty (20) days after the claim is filed, so that Sellers will have the opportunity to process and, if appropriate, defend the claim.
13.3    Employees.
13.3.1    No later than two (2) Business Days after signing this Agreement, Sellers shall provide any notice required under the WARN Act to all employees of each Seller.
13.3.2    On or as soon as practicable after the Closing Date (but in no case to exceed five (5) Business Days), subject to Purchaser’s standard hiring procedures, Purchaser shall make offers of on-going employment to no less than 80% of the Active Employees of Sellers as of the Closing Date. Any employee offered employment by Purchaser will be required to meet Purchaser’s employment requirements.
13.3.3    Sellers shall terminate all of their employees employed in connection with the Business effective as of the Closing Date. Sellers shall be solely responsible for severance pay and other Liabilities arising out of such employment with any Seller and termination of such employment and for all accrued compensation, vacation pay, sick pay and other benefits with respect to such employees whether or not such employees become employees of Purchaser on or after the Closing Date.
13.3.4    Nothing in this Agreement shall be deemed to affect or limit in any way the normal management prerogatives of Purchaser after the Closing Date with respect to the Continuing Employees or create or grant to any Active Employees any third party beneficiary rights or claims of any kind or nature.
13.4    Black Lung Benefits.
13.4.1    Sellers agree to reimburse Purchaser for all Liability imposed on Purchaser for claims of disability due to pneumoconiosis pursuant to the Black Lung Benefits Act, as amended (30 USC § 901, et seq.), the workers' compensation Laws of West Virginia and applicable regulations thereunder or any other Law or regulation with respect to the above, with respect to any Continuing Employee that is not employed by Purchaser for the duration of the statutory period set forth under the Black Lung Benefits Act required for Purchaser to become a responsible operator with respect to such Continuing Employee. In the event a claim is made against Purchaser with respect to which Purchaser believes the provisions of this Section 13.4.1 apply, Purchaser shall promptly give written notice thereof to Sellers.
13.5    Non-Solicitation.
13.5.1    Continuing Employees. In order to protect the legitimate business interests of Purchaser, each Seller and Parent hereby covenants and agrees that, from the Closing Date through the second anniversary of the Closing Date, each Seller and Parent shall not, and each shall cause its respective Affiliates to not, directly or indirectly, request or induce any Continuing Employee to terminate his or her employment with Purchaser or any Affiliates of any Purchaser or hire or employ, without the express written consent of Purchaser, any Continuing Employee.
13.5.2    Remedies. Each Seller and Parent acknowledges and agrees that a breach of the covenants, promises, agreements and obligations set forth in this Section 13.5 would result in material and irreparable injury to Purchaser and its Affiliates for which there is no adequate remedy at law and that it would not be possible to measure damages for such injury precisely. In the event of such a breach or threat thereof, Purchaser shall have the right to seek, in addition to money damages, a temporary restraining order, preliminary injunction or permanent injunction restraining Sellers, Parent and their respective Affiliates from engaging in the activities prohibited by this Section 13.5, or any other relief as may be appropriate in law or equity or required for specific enforcement of the covenants set forth in this Section 13.5. Accordingly, for any breach by any Seller or Parent of the terms, covenants and conditions of this Section 13.5, each Seller and Parent hereby consents to a restraining order and/or an injunction without the posting of bond, in addition to any other legal or equitable rights or remedies Purchaser may have. If any Seller or Parent violates any covenant in this Section 13.5, such covenant shall be automatically extended for a period of time equal to the period of such violation.
13.5.3    Survival. Each Seller acknowledges that these covenants constitute independent covenants that shall survive the Closing and shall not be affected by performance or nonperformance of any other provision of this or any other agreement.
ARTICLE 14 GENERAL PROVISIONS
14.1    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, (ii) on the date sent if delivered by e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (iii) one (1) business day after it is sent for next day delivery by a nationally recognized overnight courier and addressed to the intended recipient as set forth below:

If to Parent or Seller to:

c/o Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, OH 44114
Attn: James D. Graham, Chief Legal Officer
Phone: (216) 694-5504; Fax: (216) 694-5389
Email: james.graham@cliffsnr.com

Copy to:

Hahn, Loeser & Parks, LLP 200 Public Square, Suite 2800 Cleveland, OH 44114 Attn: Robert Ross Phone: (216) 274-2430; Fax: (216) 274-2559 Email: rross@hahnlaw.com

If to Purchaser to:

Coronado Coal II, LLC 57 Danbury Road, Suite 201 Wilton, Connecticut 06897 Attention: Gerry Spindler Facsimile No.: (203) 761-4953 Email: gspindler@coronadocoal.com

Copy to:

Dinsmore & Shohl LLP 215 Don Knotts Blvd., Suite 310 Morgantown, WV 26501 Attn: F. Thomas Rubenstein Phone: (304) 296-1100; Fax: (304) 296-6116 Email: thomas.rubenstein@dinsmore.com
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
14.2    Entire Agreement. This Agreement (including the Escrow Agreement and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.
14.3    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties and making specific reference to this Agreement. No waiver by any Party of any inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder shall be deemed to extend to any prior or subsequent inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
14.4    Expenses. Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement and the consummation of the Transactions.
14.5    Confidentiality.
14.5.1    Any non-public information furnished by or on behalf of Sellers or Parent or their respective Affiliates to Purchaser, its attorneys, accountants, or other representatives in connection with the Transactions shall be treated as confidential information including any information related to any business operations other than the Business of any of the Affiliates of Seller or Parent shall, at all times, be treated as confidential information (such information, the “Cliffs Confidential Information”) and Purchaser shall not disclose the Cliffs Confidential Information for a period of five (5) years; provided, however, that the Cliffs Confidential Information shall not include: (i) information now generally known or readily available to the public or which becomes so known or readily available without the fault of Purchaser or any of its representatives or (ii) information that is independently developed by Purchaser or its Affiliates without reference to or use of the Cliffs Confidential Information. Purchaser further agree to use its commercially reasonable efforts to safeguard such Cliffs Confidential Information and to protect it against disclosure in accordance herewith. In the event Purchaser and/or any of its Affiliates is required by applicable Law to disclose any Cliffs Confidential Information, Purchaser shall promptly notify Seller in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Purchaser shall cooperate with Seller to preserve the confidentiality of such information consistent with applicable Law at Seller’s cost or expense. In the event that the Transactions are not consummated for whatever reason, Purchaser agrees to return to Sellers all written information furnished by Sellers to Purchaser or its attorneys, accountants, or other representatives with respect to the Transactions. Nothing in this Agreement shall alter or modify any of the terms or conditions of any existing confidentiality agreement between the Parties.
14.5.2    Sellers and Parent agree for a period of five (5) years following the Closing (or, with respect to trade secrets, such longer period of time as the trade secret continues) not to disclose or use at any time (and shall cause each of its representatives not to use or disclose at any time) any confidential or proprietary information concerning the Business except to each Seller’s representatives in connection with any post-Closing matters hereunder or related to the acquisition by Purchaser of the Assets or any other matters as to which any Seller has retained obligations or Liabilities hereunder, to any taxing authority in connection with Tax matters or otherwise as required by applicable Law (the “Business Confidential Information”); provided, however, that Business Confidential Information shall not include: (i) information now generally known or readily available to the public or which becomes so known or readily available without the fault of any Seller or any of its respective representatives or (ii) information that is independently developed by any Seller or its Affiliates without reference to or use of the Business Confidential Information. Each Seller and Parent further agree to use its commercially reasonable efforts to safeguard such Business Confidential Information and to protect it against disclosure in accordance herewith. In the event any Seller, Parent and/or any of their respective Affiliates is required by applicable Law to disclose any Business Confidential Information, Sellers and Parent shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Sellers and Parent shall cooperate with Purchaser to preserve the confidentiality of such information consistent with applicable Law at Purchaser’s cost or expense.
14.6    No Third Party Beneficiaries. This Agreement shall not confer any rights, claim, cause of action, remedy or right of any kind upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in ARTICLE 11 above concerning indemnification are intended for the benefit of the Persons entitled to indemnity thereunder.
14.7    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with the Laws of the State of West Virginia without giving effect to any choice or conflict of law provision or rule (whether the State of West Virginia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of West Virginia. The Parties irrevocably agree with any proceeding arising out of or in connection with this Agreement that may be brought in any state or federal court located in the Southern District of West Virginia and each Party agrees not to assert, by way of motion, defence, or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of such court that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such proceeding.
14.8    Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
14.9    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective permitted successors and assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that Purchaser may assign as collateral any and/or all of its rights under this Agreement by way of security to any banks, holders of debt securities or financial institutions lending money, providing credit or otherwise providing financing to Purchaser or any of its affiliates, including without limitation, in connection with any and all subsequent refinancings; provided further, that no such transfer or assignment shall relieve Purchaser of its obligations hereunder or alter or change any obligation of any other Party hereto.
14.10    Public Disclosures. At all times at or before the Closing, the Parties will not issue or make any reports, statements or releases to the public with respect to this Agreement or the Transactions without the consent of the other, which consent will not be unreasonably withheld, except to the extent that such disclosure is determined in good faith by the disclosing Party to be required by Law or required in order to complete the Transactions; provided that any such required disclosure will only be made, to the extent consistent with Law or to the extent necessary to complete the Transactions, after consultation with the other Parties.
14.11    Risk of Loss.    The risk of Loss or damage or destruction to any of the Assets to be transferred to Purchaser hereunder from fire or other casualty or cause, shall be borne by Sellers at all times prior to the Closing.
14.12    Waiver of Jury Trial. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.
14.13    Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative.
14.14    Cooperation. The Parties hereto agree to cooperate with each other in the preparation and prompt and timely filing and/or expeditious prosecution of all necessary applications, briefs, pleadings, documents and supporting data and the taking of all such action and the giving of all such notices as may be required or requested or as may be appropriate in an effort to expedite any governmental or regulatory approval of the transfer of the Assets to Purchaser. Unless otherwise provided herein to the contrary, the Parties shall each bear their own legal fees and other costs and expenses with respect to the filing and prosecution of all such actions.
14.15    Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes at Law and in equity, and all of which together shall constitute one and the same document. The execution by any and every Party hereto of a facsimile copy (or counterpart) of this Agreement or a copy (or counterpart) transmitted by facsimile, e-mail or other means of electronic transmission shall likewise be permitted and authorized, and this Agreement shall be deemed fully executed for all purposes at law or in equity upon the execution hereof of a copy (or counterpart) of this Agreement (whether facsimile, e-mail or otherwise) by every Party hereto.
14.16    Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the state and federal courts in the Southern District of West Virginia, in addition to any other remedy to which they are entitled at law or in equity.
14.17    Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable Laws so as to be valid and enforceable or, if it cannot be amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.
14.18    Effective Time. For all purposes of this Agreement and the Transactions, the effective time of the Closing and the consummation of the Transactions shall be 11:59 p.m. Eastern time on the Closing Date.
14.19    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
14.20    Administration of Accounts. All payments and reimbursements by any third party after the Closing Date in the name of or to any Seller or any Affiliate of any Seller to which Purchaser is entitled in accordance with the provisions of this Agreement and the Transactions contemplated hereby shall be held by Sellers and Parent for the benefit of Purchaser and, within five (5) business days of receipt by any Seller or any Affiliate of any Seller of any such payment or reimbursement, Sellers and Parent shall pay over to Purchaser the amount of such payment or reimbursement without right of set off. All payments and reimbursements by any third party after the Closing Date in the name of or to Purchaser to which any Seller is entitled in accordance with the provisions of this Agreement and the Transactions contemplated hereby shall be held by Purchaser for the benefit of such Seller and, within five (5) business days of receipt by Purchaser of any such payment or reimbursement, Purchaser shall pay over to such Seller the amount of such payment or reimbursement without right of set off.
14.21    Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 12, Sellers and Parent shall not, and shall cause each of their respective Affiliates to not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Assets, or any of the equity securities of Cliffs West Virginia Coal, Inc., a Delaware corporation (“CWVC”) or any Seller, or any merger, consolidation, business combination, or similar transaction involving CWVC or any Seller.
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IN WITNESS WHEREOF, the undersigned have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized, each with the intent to be legally bound, as of the date first written above.
SELLERS:

TONEY’S FORK LAND, LLC		CLIFFS LOGAN COUNTY COAL, LLC

By:	/s/ David L. Webb	By:	/s/ David L. Webb
Name:	David L. Webb	Name:	David L. Webb
Title:	President	Title:	President

CLIFFS LOGAN COUNTY COAL TERMINALS, LLC

By:	/s/ David L. Webb
Name:	David L. Webb
Title:	President

SOUTHERN EAGLE LAND, LLC

By:	/s/ David L. Webb
Name:	David L. Webb
Title:	President

PARENT:
CLIFFS NATURAL RESOURCES INC.

By:	/s/ P. Kelly Tompkins
Name:	P. Kelly Tompkins
Title:	EVP – Business Development

PURCHASER:
CORONADO COAL II LLC

By:	/s/ Garold. R. Spindler
Name:	Garold R. Spindler
Title:	Authorized Representative

EXHIBIT LIST
Exhibit A     -    Limited Guarantee
Exhibit B    -    Miscellaneous Contracts
Exhibit C    -    Permit Operating Agreement
Exhibit D    -    Bill of Sale and Assignment and Assumption Agreement

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